UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2013

EveryWare Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

519 N. Pierce Avenue

Lancaster, Ohio 43130

(Address of Principal executive offices, including Zip Code)

(740) 687-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On May 21, 2013 (the “Closing Date”), the registrant consummated the previously announced business combination (the “Business Combination”) among ROI Acquisition Corp. (“ROI”) and EveryWare Global, Inc. (“Former EveryWare”) pursuant to the Business Combination Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 31, 2013, by and among ROI, ROI Merger Sub Corp. (“Merger Sub Corp.”), ROI Merger Sub LLC (“Merger Sub LLC”), and Former EveryWare, providing for the merger of Merger Sub Corp. with and into Former EveryWare, with Former EveryWare surviving the merger as a wholly-owned subsidiary of the Company, immediately followed by the merger of Former EveryWare with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a wholly-owned subsidiary of the Company.

In connection with the closing of the Business Combination, the registrant changed its name from ROI Acquisition Corp. to EveryWare Global, Inc., and Merger Sub LLC, which survived the merger with Former EveryWare, changed its name to EveryWare, LLC. Unless the context otherwise requires, “we,” “us,” “our,” “EveryWare” and the “Company” refer to the combined company and its subsidiaries, “ROI” refers to the registrant prior to the closing and “Former EveryWare” or “EveryWare before the Business Combination” refers to the former EveryWare Global, Inc. before it became a wholly owned subsidiary of the Company upon the closing.

Item 1.01. Entry into a Material Definitive Agreement.

Term Loan Credit Agreement

On May 21, 2013, Anchor Hocking, LLC, an indirect wholly-owned subsidiary of EveryWare (“Anchor”), and Oneida Ltd., an indirect wholly-owned subsidiary of EveryWare (“Oneida” and together with Anchor, the “Borrowers”), entered into a term loan agreement, by and among the Borrowers, Universal Tabletop, Inc. (“Holdings”), a subsidiary of EveryWare, LLC, as a guarantor, each lender from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent. The term loan agreement provides for a seven-year $250.0 million term loan, which was issued at 99.0% of par. The term loan agreement also permits the Borrowers to raise one or more incremental term loan facilities in an aggregate amount of up to $50.0 million if the consolidated first lien net leverage ratio, after giving effect to such incremental term loan facility, does not exceed 3.50:1.00, subject to certain other limitations and conditions.

Anchor and Oneida are co-borrowers under the term loan. Pursuant to a guarantee and collateral agreement, dated as of May 21, 2013, borrowings under the term loan are guaranteed, subject to certain customary exceptions and limitations, by Holdings and Anchor’s and Oneida’s wholly-owned domestic subsidiaries and are secured by substantially all of Anchor’s and Oneida’s and such guarantors’ assets on a first-priority basis, other than those assets that secure the ABL facility (as described below), as to which the term loan lenders have a second-priority security interest, such relative priority as set forth in the Intercreditor Agreement (as described below).

Borrowings under the term loan bear interest at a rate equal to (i) in the case of base rate loans, a rate equal to the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar rate for a one-month interest period plus 1.00% (provided that the base rate will be deemed to be not less than 2.25%), plus a margin of 5.25%, or (ii) in the case of Eurodollar loans, a Eurodollar rate equal to (a) LIBOR divided by (b) one minus an applicable reserve requirement (subject to a LIBOR floor of 1.25% per annum), plus a margin of 6.25%.

The term loan agreement contains, among other terms, covenants and events of default customary for similar transactions. These covenants include limitations on the following: (i) incurrence of indebtedness; (ii) liens; (iii) restricted junior payments (including dividends, redemptions and voluntary payments on certain debt); (iv) restrictions on subsidiary distributions; (v) investments, mergers and acquisitions; (vi) sales of assets (including subsidiary interests); (vii) transactions with affiliates and (viii) changes in control. In addition, the term loan agreement contains a maximum net leverage ratio financial covenant and minimum interest coverage ratio financial covenant. The maximum net leverage ratio financial covenant requires Holdings to maintain a maximum consolidated leverage ratio (as calculated in accordance with the term loan agreement) as of the last day of any fiscal quarter beginning with the quarter ending September 30, 2013. For the quarter ending September 30, 2013, the maximum consolidated leverage ratio is 5.25:1.00. The maximum consolidated leverage ratio will step down to 5.00:1.00 beginning with the quarter ending March 31, 2014, 4.75:1.00 beginning with the quarter ending December 31, 2014, 4.50:1.00 for the quarter ending June 30,

2015, 4.25:1.00 beginning with the quarter ending December 31, 2015, 4.00:1.00 beginning with the quarter ending June 30, 2016 and 3.75:1.00 beginning with the quarter ending December 31, 2016 and thereafter. The minimum interest coverage ratio financial covenant requires Holdings to maintain a consolidated interest coverage ratio (as calculated in accordance with the term loan agreement) beginning with the quarter ending September 30, 2013 of not less than 2.25:1.00.

Voluntary prepayments of amounts outstanding under the term loan are permitted at any time, subject to prepayment premiums of 2% during the first year and 1% during the second year. The term loan agreement requires the Borrowers to make mandatory prepayments with the proceeds of certain asset dispositions or the receipt of certain insurance or condemnation awards to the extent the Borrowers do not use the proceeds for the purchase of assets useful in the Borrowers’ businesses. The Borrowers will also be required to make mandatory prepayments with 50% (which percentage will be reduced upon the achievement of certain leverage ratios) of Holdings’ annual consolidated excess cash flow, subject to certain exceptions (provided that for 2013, excess cash flow will only be calculated from May 21, 2013 through December 31, 2013).

Copies of the term loan agreement and guarantee and collateral agreement are filed with this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference, and the foregoing description of the term loan agreement and the guarantee and collateral agreement is qualified in its entirety by reference thereto.

Second Amended and Restated Asset Based Loan Agreement

On May 21, 2013, the Borrowers entered into a second amended and restated loan and security agreement (the “ABL agreement”) by and among the Borrowers, Holdings, as a guarantor, each wholly-owned domestic subsidiary of the Borrowers party thereto, as guarantors (together with Holdings, the “Guarantors”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for the lenders. The ABL agreement provides for a five-year asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of up to $50.0 million (as may be increased from time to time, the “maximum revolver amount”), subject to the borrowing base limitation described below. Up to an aggregate of $20.0 million will be available to the Borrowers for the issuance of letters of credit, which reduce availability under the ABL Facility. The ABL agreement also provides for borrowings on same-day notice, referred to as “swingline loans.” Borrowing of a swingline loan will reduce availability under the ABL facility. As of the Closing Date, $15.1 million was drawn under the ABL Facility, and $9.3 million of letters of credit were outstanding under the ABL facility. The Borrowers may request to increase the maximum revolver amount in increments of not less than $5.0 million not more than three times during the term of the ABL agreement, so long as the maximum size of the ABL Facility does not exceed $75.0 million. Any such increase in the maximum revolver amount will be at the discretion of the lenders and certain other eligible lenders and will be subject to the borrowing base limitation described below.

Anchor and Oneida are co-borrowers under the ABL Facility. Borrowings under the ABL Facility are guaranteed, subject to certain customary exceptions and limitations, by Holdings and Anchor’s and Oneida’s wholly-owned domestic subsidiaries and are secured by certain of Anchor’s and Oneida’s and such guarantors’ assets on a first-priority basis, other than those assets that secure the term loan, such relative priority as set forth in the Intercreditor Agreement (as described below).

The aggregate amount of revolving loans permitted to be made to the Borrowers under the ABL Facility may not exceed a borrowing base consisting of: (a) the lesser of (i) the maximum revolver amount, and (ii) the sum of certain eligible accounts receivable and certain eligible inventory (which eligible inventory shall not exceed 70% of the maximum revolver amount), minus (b) certain availability reserves which the administrative agent or the collateral agent deems necessary, including reserves for any amounts which either agent or any lender may be obligated to pay in the future for the account of any Borrower and, if and when availability is less than $10.0 million, reserves determined by the agents in respect of certain cash management and/or hedging obligations then outstanding.

Borrowings under the ABL Facility bear interest at a rate equal to (i) in the case of base rate loans, a rate equal to the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 1/2 of 1% and (c) the LIBO rate for a one-month interest period plus 1.00%, plus the applicable margin, or (ii) in the case of LIBO rate loans, a LIBO rate equal to (a) LIBOR divided by (b) one minus an applicable reserve requirement, plus the applicable margin. The applicable margin is based upon the quarterly average availability under the ABL Facility for the immediately preceding three month period as follows:

Tier	Quarterly Average Availability	Applicable LIBO Rate Margin	Applicable Base Rate Margin
1	Greater than 50% of the maximum revolver amount	1.50%	0.50%
2	Greater than 25% of the maximum revolver amount but less than 50% of the maximum revolver amount	1.75%	0.75%
3	Less than 25% of the maximum revolver amount	2.00%	1.00%

The ABL agreement contains, among other terms, covenants and events of default customary for similar transactions. These covenants include limitations on the following: (i) incurrence of indebtedness; (ii) liens; (iii) restricted junior payments (including dividends, redemptions and voluntary payments on certain debt); (iv) restrictions on subsidiary distributions; (v) investments, mergers and acquisitions; (vi) sales of assets (including subsidiary interests); (vii) transactions with affiliates and (viii) changes in control. In addition, the ABL agreement contains a springing fixed charge coverage ratio financial covenant. If availability (plus certain qualified cash) under the ABL Facility is below 12.5% of the maximum amount at such time, Holdings and its subsidiaries will be required to comply with a minimum fixed charge coverage ratio of 1.0:1.0.

The Borrowers will pay an unused line fee to the lenders under the ABL agreement equal to 0.3125% per annum times the amount by which the maximum revolver amount exceed the average daily outstanding amount of loans and the average daily undrawn face amount of outstanding letters of credit under the ABL facility.

The Borrowers will pay a letter of credit fee to the lenders under the ABL agreement equal to the applicable margin on LIBO rate loans multiplied by the undrawn face amount of each letter of credit, and a fronting fee equal to 0.125% per annum on the dollar equivalent of the amount of each letter of credit outstanding during the previous quarter.

Voluntary prepayments of amounts outstanding under the ABL Facility are permitted at any time, without premium or penalty. The ABL agreement requires the Borrowers to make mandatory prepayments with the proceeds of certain asset dispositions to the extent the Borrowers do not use the proceeds for the purchase of assets useful in the Borrowers’ businesses.

A copy of the ABL agreement is filed with this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference, and the foregoing description of the ABL agreement is qualified in its entirety by reference thereto.

Intercreditor Agreement

On May 21, 2013, the Borrowers and the Guarantors entered into an Intercreditor Agreement (the “Intercreditor Agreement”) with Wells Fargo, National Association, in its capacity as agent under the ABL agreement and Deutche Bank AG New York Branch, in its capacity as agent under the tern loan agreement. The Intercreditor Agreement establishes the relative lien priorities and rights of the lenders under the ABL agreement and the lenders under the term loan agreement. Pursuant to the Intercreditor Agreement, the obligations under the ABL Facility are secured with a first priority lien on the ABL priority collateral and a second priority lien on the term priority collateral, and the obligations under the term loan are secured with a first priority lien on the term priority collateral and a second priority lien on the ABL priority collateral. The ABL priority collateral includes accounts receivable, deposit accounts, cash, securities, securities entitlements and securities accounts, inventory, general intangibles (other than pledged equity interests, goodwill and intellectual property) and certain other collateral. The term priority collateral includes all real property, pledged equity interests, equipment, intellectual property and other collateral other than ABL priority collateral.

A copy of the Intercreditor Agreement is filed with this Current Report on Form 8-K as Exhibit 10.4 and is incorporated herein by reference, and the foregoing description of the ABL agreement is qualified in its entirety by reference thereto.

Amended and Restated Registration Rights Agreement

In connection with the closing, we entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with (i) Clinton Magnolia Master Fund, Ltd. (the “Sponsor”), Clinton Spotlight Master Fund, L.P. (“Spotlight”), Thomas J. Baldwin, Mashburn Enterprises, LLC, David L. Burke and Joseph A. Stein, (ii) Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P. (collectively, the “MCP Funds”) and (iii) Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P., as attorneys-in-fact for the Former EveryWare management stockholders. The Amended and Restated Registration Rights Agreement relates to the shares purchased by ROI’s founders (the “founder shares”) and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the Sponsor warrants and the warrants purchased by Mr. Baldwin in a private placement, the shares of our common stock that we issued under the Merger Agreement, any shares issued or issuable upon the exercise of any equity security of the Company that is issuable upon conversion of any working capital loans in an amount up to $500,000 made to the Company and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.”

The Amended and Restated Registration Rights Agreement amended and restated the registration rights agreement ROI entered into in connection with its initial public offering. Under the Amended and Restated Registration Rights Agreement, the holders of a majority of the registrable securities are entitled to three long-form registrations and an unlimited number of short-form registrations, which we refer to as “demand registrations,” but not more than one demand registration during any six month period. Holders of a majority of the founder shares, the Sponsor warrants and the shares purchased by Mr. Baldwin in a private placement are entitled to request one long-form or short-form registration under certain limited circumstances. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement as promptly as practicable following the closing (but in any event no later than the expiration of the Lockup Period) covering all registrable securities. The holders of a majority of the registrable securities are entitled to require the Company to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, and under certain limited circumstances the holders of a majority of the founder shares, the Sponsor warrants and the shares purchased by Mr. Baldwin in a private placement are entitled to require the Company to effect an underwritten public offering of its registrable securities registered on the shelf registration statement, if the market value of the registrable securities included in any such offering is at least $10.0 million in the aggregate. The holders of the registrable securities also have certain “piggyback” registration rights to participate in certain registered offerings by the Company following the Business Combination. All of the registration rights described in this paragraph are subject to the restrictions in the Amended and Restated Registration Rights Agreement. The Company will pay the expenses in connection with the exercise of these rights.

A copy of the Amended and Restated Registration Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 10.5 and is incorporated herein by reference, and the foregoing description of the Amended and Restated Registration Rights Agreement is qualified in its entirety by reference thereto.

Lockup Agreement

In connection with the closing, the Company entered into a lockup agreement (the “Lockup Agreement”) with the MCP Funds and with Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P. together as the stockholders’ representative. Pursuant to the Lockup Agreement, the Former EveryWare stockholders covenanted not to sell any of the shares issued pursuant to the Merger Agreement during the period beginning on the closing date and ending on the earlier of the date: (a) that is 180 days following the closing date, (b) the last sales price of the Company’s common stock equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the closing date, and (c) the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of the Company’s common stock having the right to exchange their shares of the Company’s common stock for cash, securities or other property.

In the event the trading price of the Company’s common stock does not exceed certain price targets subsequent to the closing, the Former EveryWare stockholders will forfeit any and all rights to a portion of the shares which are issued at the closing as part of the Earnout Shares (as defined below), which forfeiture will be effected by the Company redeeming such shares from the Former EveryWare stockholders for nominal consideration. In the event the last sale price of our common stock does not equal or exceed $11.00, $12.50 and $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth (5th) anniversary of the closing date, each Former EveryWare stockholder shall forfeit any and all rights to a pro rata portion (as amongst the Former EveryWare stockholders and their permitted transferees) of 1,000,000, 1,250,000 and 1,250,000 of the shares issued at the closing as part of the Earnout Shares, respectively.

A copy of the Lockup Agreement is filed with this Current Report on Form 8-K as Exhibit 10.6 and is incorporated herein by reference, and the foregoing description of the Lockup Agreement is qualified in its entirety by reference thereto.

Sponsor Lockup Agreement

On May 20, 2013, the Company entered into a lockup agreement with the Clinton Magnolia Master Fund, Ltd. (“the “Sponsor”) and Clinton Spotlight Master Fund, L.P. (“Spotlight”) in connection with purchases of 1,650,000 shares of common stock the Company by the Sponsor and Clinton. Pursuant to the lockup agreement, all shares purchased by the Sponsor and Spotlight are subject to a 180-day lock-up on the same terms as the lock-ups on the shares issued by the Company to the stockholders of Former EveryWare in the Business Combination.

A copy of the lockup agreement with the Sponsor and Spotlight was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 21, 2013 and is incorporated herein by reference, and the foregoing description of the lockup agreement with the Sponsor and Spotlight is qualified in its entirety by reference thereto.

Governance Agreement

In connection with the closing, the Company entered into a governance agreement (the “Governance Agreement”) with the Sponsor and the MCP Funds. The Governance Agreement provides that the Company shall initially have nine directors, five of whom are to be designated by the MCP Funds, three of whom were existing directors of Former EveryWare and the remaining one of whom is the chief executive officer of EveryWare. The Governance Agreement further sets forth situations where the board of directors can expand, as well as detailing the requirements for director and officer insurance. The MCP Funds have the right to designate a proportionate number (rounding up in each instance, but in any event, no more than 5/9) of the nominees for election to the board of directors of the Company for so long as the MCP Funds beneficially own 5% or more of the total number of shares of our common stock then outstanding. Further, for so long as the MCP Funds are entitled to designate a majority of the board of directors pursuant to the Governance Agreement, the MCP Funds will have the right o designate the chairman of the board. The three members of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee and the compensation of certain directors is detailed.

A copy of the Governance Agreement is filed with this Current Report on Form 8-K as Exhibit 10.7 and is incorporated herein by reference, and the foregoing description of the Governance Agreement is qualified in its entirety by reference thereto.

Letter Agreement

In connection with the closing, the Company entered into a letter agreement (the “Letter Agreement”) with the MCP Funds. Pursuant to the Letter Agreement, the MCP Funds agreed that they will not vote in favor of any proposal to destagger or declassify the board of directors of the Company, which would take effect prior to the third (3rd) anniversary of the closing date.

A copy of the Letter Agreement is filed with this Current Report on Form 8-K as Exhibit 10.9 and is incorporated herein by reference, and the foregoing description of the Letter Agreement is qualified in its entirety by reference thereto.

Amendment to Warrant Agreement

In connection with the closing, the Company entered into an amendment to the Warrant Agreement (the “Amendment to Warrant Agreement”) with Continental Stock Transfer & Trust Company, as warrant agent. The Amendment to Warrant Agreement (i) reduces by 50% the number of shares of common stock for which the warrants are exercisable (so that each warrant is exercisable for one-half share instead of one share), with the warrant price being reduced proportionately to $6.00 per half share, (ii) provides that each warrant will be entitled to receive a cash distribution of $0.50 per warrant as soon as reasonably practicable following the closing of the Business Combination, (iii) provides for cashless exercise of the public warrants under certain circumstances and (iv) removes a provision which provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following the Business Combination in which the consideration to be received by our stockholders includes equity securities which are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event. Other than as set forth above, the terms of the Company’s warrants remain the same.

A copy of the Amendment to Warrant Agreement is filed with this Current Report on Form 8-K as Exhibit 4.4 and is incorporated herein by reference, and the foregoing description of the Amendment to Warrant Agreement is qualified in its entirety by reference thereto.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the closing, the Investment Management Trust Agreement, dated February 22, 2012, between ROI and Continental Stock Transfer & Trust Company, as trustee, was terminated.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material provisions of the Merger Agreement are described in ROI’s Proxy Statement/Prospectus dated May 10, 2013 (the “Proxy Statement/Prospectus”) relating to the Special Meeting (as defined below) in the section entitled “Proposal No. 1—Approval of the Business Combination—The Merger Agreement,” which is incorporated by reference herein. In the Business Combination, Merger Sub Corp. merged with and into Former EveryWare, with Former EveryWare surviving the merger as a wholly-owned subsidiary of the Company, immediately followed by the merger of Former EveryWare with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a wholly-owned subsidiary of the Company.

The Business Combination was approved by ROI’s stockholders at the Special Meeting in lieu of 2012 Annual Meeting of the Stockholders held on May 21, 2013 (the “Special Meeting”). At the Special Meeting, 6,916,559 shares of ROI common stock were voted in favor of the proposal to approve the Business Combination and 99,886 shares of ROI common stock were voted against that proposal.

In connection with the closing, the Company redeemed a total of 4,679,627 shares of its common stock pursuant to the terms of the Company’s second amended and restated certificate of incorporation, resulting in a total payment to redeeming stockholders of $46.7 million. In the Business Combination, the Company paid the following consideration to the former equity holders of Former EveryWare: (i) $90.0 million in aggregate cash consideration, (ii) 12,190,000 shares of our common stock and (iii) 3,500,000 additional shares which are subject to forfeiture in the event that the trading price of our common stock does not exceed certain price targets subsequent to the closing (the “Earnout Shares”).

As of the Closing Date, there were 22,045,373 shares of common stock of the Company outstanding and warrants exercisable for 5,838,334 shares of common stock of the Company. As of the Closing Date, the former equity holders of Former EveryWare owned approximately 71.2% of the outstanding common stock of the Company (including the Earnout Shares), the ROI founders owned approximately 16.0% of the outstanding common stock of the Company and the pre-closing ROI public stockholders owned approximately 12.8% of the outstanding common stock of the Company.

Prior to the closing, the Company was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the closing, the Company became a holding company whose assets primarily consist of interests in its wholly owned subsidiary, EveryWare, LLC. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	The benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination disrupts current plans and operations as a result of the consummation of the transactions described herein;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties set forth in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 45.

Business

The business of EveryWare prior to the Business Combination is described in the Proxy Statement/Prospectus in the section entitled “Information about EveryWare” beginning on page 172, which is incorporated by reference herein. The business of ROI prior to the Business Combination is described in the Proxy Statement/Prospectus in the section entitled “Information about ROI” beginning on page 158, which is incorporated by reference herein.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 45, which is incorporated by reference herein.

Selected Financial Information

Selected Historical and Pro Forma Financial Information of EveryWare

The following table sets forth selected historical and pro forma financial information of EveryWare and its predecessor Anchor Holdings as of the dates and for the periods indicated. The financial information for EveryWare as of and for the periods ended December 31, 2011 and 2012 has been derived from EveryWare’s audited financial statements for such periods, audited by BDO USA, LLP, independent registered public accountants. The financial information for Anchor Holdings as of and for the periods ended December 31, 2008, 2009 and 2010 has been derived from Anchor Holdings’ unaudited financial statements for such periods. The financial information for EveryWare as of March 31, 2013 and for the quarters ended March 31, 2012 and 2013 has been derived from EveryWare’s unaudited financial statements for such periods.

The unaudited pro forma financial information for the year ended December 31, 2011, gives effect to the November 2011 acquisition of Oneida by investment funds affiliated with Monomoy and the related debt refinancing as if these transactions had occurred on January 1, 2011. However, this unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Oneida acquisition had actually occurred on that date. See the section entitled “EveryWare Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 198 of the Proxy Statement/Prospectus for the complete adjustments to the EveryWare financial statements for 2011 for purposes of preparing the unaudited pro forma financial information for 2011.

You should read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included and incorporated by reference in this Current Report on Form 8-K.

EveryWare acquired Oneida in November 2011, and Oneida and Anchor Holdings were integrated in a transaction between entities under common control under ASC 805, “Business Combinations,” in March 2012. EveryWare’s 2011 consolidated financial statements consist of Anchor Holdings’ results from January 1, 2011 to December 31, 2011 and Oneida’s results from November 1, 2011 to December 31, 2011, and EveryWare’s 2012 consolidated financial statements consist of the combined results of Anchor Holdings and Oneida from January 1, 2012 to December 31, 2012. As a result, EveryWare’s consolidated financial statements for the year ended December 31, 2012 are not comparable to EveryWare’s consolidated financial statements presented for the year ended December 31, 2011 without consideration of Oneida’s financial statements for the period from January 1, 2011 to October 31, 2011.

	Anchor			EveryWare
	Year Ended December 31,						Quarter Ended March 31,
(dollars in thousands)	2008	2009	2010	Actual 2011	Pro Forma 2011	Actual 2012	2013	2012
	(unaudited )	(unaudited )	(unaudited )		(unaudited )		(unaudited )	(unaudited )
Statements of Operations Information:
Total revenue (1)	$256,300	$254,069	$263,549	$291,171	$417,115	$421,689	$99,339	$96,395
Cost of sales	231,508	215,951	218,457	239,404	314,936	315,609	73,504	71,353

Gross margin	24,792	38,118	45,092	51,767	102,179	106,080	25,835	25,042
Operating expenses:
Selling, distribution and administrative expense (2)	25,950	19,648	19,598	34,903	79,384	86,246	20,528	22,603
Restructuring expense (3)	8,355	893	—	—	—	612	—	—
(Gain) loss on disposal of assets (4)	(10,861)	—	—	(214)	(183)	114	—	160

Income from operations	1,348	17,577	25,494	17,078	22,978	19,108	5,307	2,279
Other (income) (5)	(2,311)	(1,120)	(1,120)	(1,337)	(2,326)	(2,523)	—	(217)
Other expense (6)	2,281	1,703	2,166	1,171	4,214	3,637	69	—
Interest expense including amortization of deferred finance costs (7)	4,615	4,766	4,294	6,794	13,335	22,536	4,139	9,819

(Loss) income before income taxes	(3,237)	12,228	20,154	10,450	7,755	(4,542)	1,099	(7,323)
Income tax (benefit) expense	(2,502)	3,136	6,732	2,929	5,353	(585)	902	(1,040)

Net (loss) income	$(735)	$9,092	$13,422	$7,521	$2,402	$(3,957)	$197	$(6,283)

Statements of Cash Flows Information:
Net cash provided by (used in)
Operating activities	$(13,354)	$(254)	$25,376	$19,089	—	$15,121	$(12,988)	$(15,320)
Investing activities	2,972	(8,935)	(10,287)	(16,129)	—	(16,553)	(2,570)	(2,717)
Financing activities	9,405	9,728	(14,061)	(3,448)	—	3,589	14,127	17,933
Balance Sheet Information (at period end):
Cash and cash equivalents	$300	$797	$1,667	$973	$—	$2,672	$895	$655
Total assets	149,504	158,909	160,404	308,280	—	312,574	320,243	317,608
Total debt	67,104	75,625	63,284	169,206	—	183,089	195,803	197,137
Total stockholders’ equity	23,271	32,258	45,505	22,797	—	8,693	9,539	6,809
Other financial data:
Cash dividends (8)	$—	$—	$—	$30,495	$—	$10,000	$—	$10,000
Cash dividend per share (8)	—	—	—	1,182.25	—	385.57	—	385.57
Capital expenditures	10,985	8,935	10,287	11,290	11,755	16,831	2,478	2,937
Depreciation	2,021	3,642	5,304	7,065	8,657	10,298	2,871	2,379
Amortization	—	—	—	715	4,299	4,299	1,018	898
Adjusted EBITDA (9)	5,994	27,100	35,314	35,913	47,975	54,887	11,469	10,240

(1)	In 2011 Actual and 2011 Pro Forma, includes a one-time $2.3 million charge related to a writedown of accounts receivable.

(2)	Includes $0.7 million, $0.04 million and $0.0 million of non-cash compensation expense in 2012, the quarter ended March 31, 2013 and the quarter ended March 31, 2012, respectively. Includes $1.8 million, $3.1 million, $2.6 million, $0.8 million and $0.7 million in management fees paid and expenses reimbursed to our equity sponsor for management services provided in each of 2011 Actual, 2011 Pro Forma, 2012, the quarter ended March 31, 2013 and the quarter ended March 31, 2012, respectively. Includes $3.2 million, $(0.4) million, $1.7 million, $0.7 million and $0.4 million of transaction fees and expenses in 2011 Actual, 2011 Pro Forma, 2012, the quarter ended March 31, 2013 and the quarter ended March 31, 2012, respectively, related to the Oneida Merger in 2011, the Anchor Merger in March 2012 and the Business Combination. Includes $0.0 million, $0.2 million, $0.2 million in foreign exchange gains in each of 2008, 2009 and 2010 and $0.4 million, $0.0 million, $0.5 million in foreign exchange losses in each of 2008, 2009 and 2010. See note (9)(a) for a description of the aggregate of $2.0 million, $3.3 million, $6.3 million, $0.4 million and $2.3 million of costs in 2011 Actual, 2011 Pro Forma, 2012, the quarter ended March 31, 2013 and the quarter ended March 31, 2012 primarily related to restructuring in connection with the Oneida Merger and the Anchor Merger.

(3)	Includes $0.8 million of costs in 2012 relating to the closure of EveryWare’s Niagara Falls, Canada distribution center, offset by a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that resulted in a reduction of $0.2 million to the previous accrual. In 2008 and 2009, includes expenses related to the purchase in 2007 of Anchor by investment funds affiliated with Monomoy.

(4)	EveryWare engages in the sale of certain assets from time to time, resulting in a (gain) or loss on such sale. Includes $11.0 million in 2008 related to the gain on sale of intangible assets; $0.2 million gain on sale of miscellaneous equipment in 2011 Actual and 2011 Pro Forma; $0.1 million loss related to miscellaneous parcels of land in 2012; and $0.2 million loss related to miscellaneous parcels of land in the quarter ended March 31, 2012.

(5)	Includes $0.4 million, $1.2 million, $1.6 million and $0.08 million in foreign exchange gains in each of 2011 Actual, 2011 Pro Forma, 2012 and the quarter ended March 31, 2012, respectively. The balance of approximately $0.9 million in each of 2011 Actual, 2011 Pro Forma and 2012 relates to the amortization of a deferred gain on the sale-leaseback of the Lancaster, Ohio distribution center, which took place in 2009.

(6)	Includes $0.2 million, $1.1 million, $1.5 million and $0.4 million in foreign exchange losses in each of 2011 Actual, 2011 Pro Forma, 2012 and the quarter ended March 31, 2013, respectively. Also includes $0.9 million of fees related to the Anchor dividend recapitalization in 2011 Actual and 2011 Pro Forma; a $1.7 million sales tax accrual to adjust for potential exposure, a $0.4 million one-time write off unrealizable UK asset and a $0.1 million write-off of disputed freight claims in 2011 Pro Forma; and a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger in 2012. Includes $1.2 million, $1.3 million and $1.6 million in management fees paid and expenses reimbursed to our equity sponsor for management services provided in each of 2008, 2009 and 2010, respectively.

(7)	Includes the write-off of $0.4 million of deferred financing fees in 2011 Actual and $4.9 million in 2012. In addition, includes a reduction of $0.7 million of deferred financing fees amortization and an additional $1.3 million of interest expense in 2011 Pro Forma. Includes $4.9 million of write-off of deferred financing fees as a result of the March 2012 debt refinancing in connection with the Anchor Merger for the quarter ended March 31, 2012.

(8)	In March 2012, in connection with the Anchor Merger, EveryWare refinanced its existing senior credit facilities and used a portion of the proceeds of the refinancing to pay a $10.0 million dividend to its stockholders. In 2011, a $30.5 million dividend recapitalization was executed. Cash dividends per share were calculated based on outstanding common shares of 25,794 and 25,832 at December 31, 2011 and 2012, respectively.

(9)

EBITDA is defined as net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus restructuring expenses, certain acquisition/merger-related transaction fees, inventory adjustments, management fees and reimbursed expenses paid to our equity sponsor, certain other adjustments described below that management believes are not representative of its core operating performance, adjustments for the full-year impact of certain cost improvements implemented within the fiscal year, the cost in 2012 related to out-of-the-money natural gas hedges and the estimated increased expenses of operating as a public company. EveryWare believes that EBITDA and Adjusted EBITDA provide useful information to management and investors regarding certain financial and business trends relating to EveryWare’s financial condition and results of operations. EveryWare’s management uses EBITDA and Adjusted EBITDA to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and EveryWare’s board of directors. EveryWare believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other consumer products companies, many of which present similar non-GAAP financial measures to investors. Management of EveryWare does not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. You should review the reconciliation of net income (less) to EBITDA and Adjusted EBITDA below, and not rely on any single financial measure to evaluate EveryWare’s business.

The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Anchor					EveryWare
	Year Ended December 31,									Quarter Ended March 31,
(dollars in thousands)	2008	2009		2010		Actual 2011	Pro Forma 2011		Actual 2012	2013		2012
	(unaudited )	(unaudited	)	(unaudited	)		(unaudited	)		(unaudited	)	(unaudited )
Net income (loss)	$(735)	$9,092		$13,422		$7,521	$2,402		$(3,957)	$197		$(6,283)
Interest expense	4,615	4,766		4,294		6,794	13,335		22,536	4,139		9,819
Income tax provision	(2,502)	3,136		6,732		2,929	5,353		(585)	902		(1,040)
Depreciation and amortization	2,021	3,642		5,304		7,780	12,956		14,597	3,889		3,277

EBITDA	3,399	20,636		29,752		25,024	34,046		32,591	9,127		5,773
Restructuring expense(a)	8,355	893		—		2,001	3,298		6,877	361		2,298
Acquisition/merger-related transaction fees(b)	—	—		—		3,200	1,377		3,685	664		419
Inventory writedown(c)	(2,708)	4,481		4,094		1,906	3,343		2,498	263		945
Management fees(d)	1,248	1,257		1,640		1,834	3,084		2,594	625		704
Other(e)	(4,300)	(167)		(172)		1,948	2,827		1,247	429		101
Annualization of pro forma cost savings(f)	—	—		—		—	—		4,552	—		—
Impact of unwind of natural gas hedges(g)	—	—		—		—	—		2,843	—		—
Public company expenses(h)	—	—		—		—	—		(2,000)	—		—

Adjusted EBITDA (i)	$5,994	$27,100		$35,314		$35,913	$47,975		$54,887	$11,469		$10,240

(a)	Includes restructuring expenses and various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, executive recruiting expense related to management changes, including hiring bonuses, and severance costs. See notes (2) and (3) above. In 2011 Actual, 2011 Pro Forma and 2012, restructuring expenses were driven primarily by the Oneida Merger and the Anchor Merger. For 2011 Actual, restructuring expenses primarily include (i) $1.1 million of third-party professional fees related to the Oneida Merger and various consulting engagements, (ii) $0.3 million of expenses reimbursed to our equity sponsor for management services provided, (iii) $0.3 million of executive recruiting costs, (iv) $0.2 million of fees related to the closure of a New Jersey office and (v) $0.1 million of fees related to distribution center consolidation projects. For 2011 Pro Forma, restructuring expenses incremental to 2011 Actual include (i) $0.7 million of severance, (ii) a $0.3 million write-off from a prior foreign exchange valuation for the UK business and (iii) $0.2 million of fees related to a UK store closure. For 2012 Actual, restructuring expenses consisted primarily of (i) severances of $2.4 million, (ii) expenses reimbursed to our equity sponsor for management services provided of $1.7 million, (iii) third-party professional fees related primarily to the Oneida Merger and accompanying value creation plan of $1.3 million, (iv) executive recruiting costs of $0.8 million, (v) restructuring expenses described in note (3) above and (vi) fees related to distribution center consolidation projects of $0.1 million. For the quarter ended March 31, 2013, restructuring expenses primarily include $0.4 million of professional and consulting services in connection with the identification and implementation of synergies and cost improvements, including severance costs. For the quarter ended March 31, 2012, restructuring expenses primarily include $2.3 million of professional and consulting services in connection with the identification and implementation of synergies and cost improvements, including severance costs.

(b)

Includes transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 related to the Oneida Merger in 2011 and the Anchor Merger in March 2012. For Actual 2011, acquisition/merger-related transaction fees include (i) $3.6 million of Oneida acquisition expenses, (ii) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, and (iii) $1.2 million of fees related to the Anchor dividend recapitalization, of which $0.9 million is included in Other expense (see note (6) above) and $0.3 million is included in Selling, distribution and administrative expense (see note (2) above). For 2011 Pro Forma, acquisition/merger-related fees included (i) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, (ii) a $1.7 million sales tax accrual to adjust for potential exposure (see note 6 above), (iii) $1.0 million of fees related to the Anchor dividend recapitalization and (iv) $0.2 million of Oneida acquisition expenses. For Actual 2012, acquisition/merger-related transaction fees included (i) $1.7 million of merger-related expenses, employee sales bonuses and severance expense and (ii) a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger. See notes (2) and (6) above. For the quarter ended March 31, 2013, includes expenses related to the business combination transaction with ROI, including employee bonuses, and for the quarter ended March 31, 2012, includes transaction fees and expenses related to the Anchor Merger in March of 2012.

(c)	Inventory writedown represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and the increase (decrease) in the obsolete inventory reserve, which is a component of cost of sales. In 2008, a one-time write-up in inventory was required, related to a one-time revaluation of inventory.

(d)	Represents management fees and reimbursed expenses paid to Monomoy for management services provided, to the extent not added back as a restructuring expense or acquisition/ merger-related transaction fees. See notes (2) and (6) above.

(e)	Primarily represents foreign exchange gains and losses, a one-time writedown of accounts receivable, gains and losses on the disposal of fixed assets and non-cash compensation expense, when applicable. See notes (1), (2), (4), (5) and (6) above. In addition, Other includes: (i) in 2008, costs of integrating Indiana Glass of $6.1 million; (ii) in 2011 Pro Forma, a $0.6 million increase in the environmental reserve, $0.1 million of one-time IT implementation costs and $0.2 million of environmental consulting fees; and (iii) in 2012, a $0.3 million increase in the environmental reserve. Primarily represents foreign exchange gains and losses and non-cash compensation expense for the quarters ended March 31, 2013 and 2012.

(f)	Represents the pro forma impact of certain cost improvements implemented in 2012 (with the non-pro forma impact already benefiting the income statement), including the reduction of excessive headcount and other administrative expenses ($1.5 million), sourcing initiatives ($1.4 million), freight savings ($0.5 million), distribution center initiatives ($0.5 million) and other various cost reduction initiatives ($0.6 million).

(g)	EveryWare has historically hedged its natural gas purchases by locking in the majority of its expected costs, which has in many cases resulted in out-of-the-money hedges negatively impacting its earnings. During 2012, EveryWare had certain such out-of-the-money hedges in place. If such hedges had not been in place in 2012 and the cost of natural gas for the year was instead equal to the market price at year-end, cost of sales would have been $2.8 million lower, yielding a benefit to earnings.

(h)	Represents the estimated increased expenses of operating as a public company.

(i)	For the quarters ended March 31, 2013 and 2012, excludes pro forma adjustments for annualization of pro forma cost savings, impact of unwind of natural gas hedges and public company expenses presented for 2012.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations of EveryWare for the years ended December 31, 2012 and 2013 is set forth in the Proxy Statement/Prospectus in the section entitled “EveryWare Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 198, which is incorporated by reference herein.

You should read the following management’s discussion and analysis for the quarters ended March 31, 2013 and 2012 together with EveryWare’s audited and unaudited financial statements and the related notes included elsewhere or incorporated by reference in this Form 8-K. This discussion contains forward-looking statements about EveryWare’s business, operations and industry that involve risks and uncertainties, such as statements regarding EveryWare’s plans, objectives, expectations and intentions. EveryWare’s future results and financial condition may differ materially from those currently anticipated by EveryWare as a result of the factors described in the sections entitled “Risk Factors” incorporated by reference in this Current Report on Form 8-K and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Current Report on Form 8-K.

Overview

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. We operate our business in four segments: consumer, foodservice, specialty and international. International includes all countries in which we operate other than the U.S. and Canada.

We offer a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under the Anchor Hocking®, Anchor®, Anchor Home®, FireKing®, Oneida®, Buffalo China®, Delco® and Sant’ Andrea® brands; in Europe under the Viners® brand; and in Latin America under the W.A. Rogers® brand. Our customers range from Fortune 500 companies to medium and small-sized companies in the consumer, foodservice, business-to-business and e-commerce channels. We operate two glass manufacturing plants in the U.S. and source a variety of tableware products from third parties, primarily in Asia and Europe.

Basis of Presentation

Oneida Acquisition

On November 1, 2011, Universal Tabletop, Inc. (“Universal”), a subsidiary of EveryWare, acquired 100% of Oneida’s capital stock in a reverse subsidiary merger transaction (the “Oneida Merger”). At the time of the Oneida Merger, Monomoy Capital Partners II, L.P. (“MCP II”) owned all of the outstanding equity of EveryWare. The Oneida Merger was accounted for as a business combination using the purchase method of accounting, with the purchase price allocated to the net assets acquired (assets acquired less liabilities assumed) based on estimated acquisition date fair values. The purchase price paid by Universal to acquire Oneida and related purchase accounting adjustments resulted in a new basis of accounting for the successor entity.

Combination of Anchor Hocking and Oneida

On March 23, 2012, Anchor Holding Inc. (“Anchor”) merged into EveryWare (the “Anchor Merger”). An affiliate of MCP II owned approximately 93% of the outstanding Anchor equity interests at the time of the Anchor Merger. The Anchor Merger is considered a transaction between entities under common control of Monomoy Capital Management under ASC 805, Business Combinations. As a result, the Anchor Merger did not result in a new basis of accounting and Anchor’s and Oneida’s assets and liabilities were reflected at historical cost. Although Anchor Hocking was the legal acquiree, it was treated as the acquiring entity for accounting purposes. EveryWare’s audited 2012 financial statements reflect combined activity from Oneida and Anchor for the full year ended December 31, 2012.

Business Combination with ROI Acquisition Corp.

On January 31, 2013, we entered into a Business Combination Agreement and Plan of Merger (the “Merger Agreement”) by and among ROI Acquisition Corp. (“ROI”), ROI Merger Sub Corp. (“Merger Sub Corp.”), ROI Merger Sub LLC (“Merger Sub LLC”), and Former EveryWare, providing for the merger of Merger Sub Corp. with and into Former EveryWare (the “Business Combination”), with Former EveryWare surviving the merger as a wholly-owned subsidiary of ROI, immediately followed by the merger of EveryWare with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a wholly-owned subsidiary of ROI. On May 21, 2013, the stockholders of ROI approved the Business Combination, and the Business Combination was consummated. In connection with the closing of the Business Combination, ROI changed its name from ROI Acquisition Corp. to EveryWare Global, Inc., and Former EveryWare changed its name to EveryWare, LLC. As of the date of the Business Combination, EveryWare Global, Inc. owns all of the outstanding shares of capital stock of EveryWare, LLC.

Factors that Impact Operating Results

Factors Impacting Revenue

EveryWare’s operations and financial performance are directly impacted by changes in the retail and foodservice industries, which in turn are impacted by changes in the global economy. The retail and foodservice industries are directly affected by general economic factors including recession, inflation, deflation, new home sales and housing starts, levels of disposable income, consumer credit availability, consumer debt levels, unemployment trends and other matters that influence consumer spending. Any significant downturn in the global economy may significantly lower consumer discretionary spending, which may in turn lower the demand for EveryWare’s products, particularly in EveryWare’s consumer segment.

In particular, demand for our consumer products is correlated to the strength of the housing industry because consumers are more likely to purchase tabletop, food preparation and pantry products in connection with purchasing a new home. When home sales and housing starts are weak, demand for our products can be adversely affected. In 2012, there were 378,000 new home sales in the U.S., an increase of 11.5% from 2011. In the U.S., 2012 housing starts were 0.78 million units, an increase of 28% from 2011, with 2013 housing starts projected to be 0.99 million units based on Blue Chip Economic Indicators as of December 2012, a 27% increase from 2012 levels.

Expenditures in the foodservice industry are also affected by discretionary spending levels and may decline during a general economic downturn. Hotels, airlines and restaurants are less likely to invest in new flatware, dinnerware, barware, hollowware and banquetware when there is a slowdown in their industry. For example, demand for EveryWare’s products in both the retail and foodservice businesses, which are critical to EveryWare’s success, was significantly impacted by the global economic recession in 2008 and 2009. Revenue Per Available Room (“RevPAR”), a leading indicator of lodging sector strength, has expanded at a compound annual growth rate of 6.7% from 2009 to 2012. Since 2010, the restaurant industry has experienced consistent positive same store sales growth, growing from negative 4.4% in 2009 to 3.1% and 2.9% growth rates in 2011 and 2012, respectively. During the recession, restaurants delayed capital expenditures, which we believe will create significant pent-up demand as the restaurant industry continues to recover.

Key Components of EveryWare’s Consolidated Statements of Operations

Revenues

We derive our revenue from the sale of tabletop and food preparation products and license fees. Net sales represent total charges to customers, excluding rebates, allowances, charge-backs and other credits and include freight charged to customers as applicable. Total revenue was $99.3 million in the first quarter of 2013, compared to $96.4 million in the first quarter of 2012.

Our license revenue results from royalty payments from licensing our ONEIDA brand to third-parties, with the majority of our license revenue coming from one licensee, Robinson Home Products, Inc. A total of $1.6 million and $1.7 million in license fees were received by the Company for the quarters ended March 31, 2013 and 2012, respectively.

Wholesale revenues are recognized when title passes and the risks and rewards of ownership have transferred to the customer, based on the shipping terms FOB shipping point pursuant to the Company’s invoice. Retail store revenues are recognized at the time of sale. Amounts charged to customers for shipping are recognized in revenues. The Company has established an allowance for merchandise returns and rebates based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry and changes in demand for its products. A returns reserve is accrued for the estimated sales value of the projected merchandise returns less the estimated related cost of sales. Rebate allowances are estimated and deducted from revenue at the time that revenue is recognized.

Costs and Expenses

Cost of sales includes product costs such as products purchased for resale, material costs such as raw materials and supplies, direct and indirect labor and overhead, and freight costs. Freight costs of $2.7 million and $2.6 million are included in cost of sales for the quarters ended March 31, 2013 and 2012, respectively. Purchasing, receiving and inspection costs are considered cost of sales. Cost of sales also includes license fees paid to owners of intellectual property used in the Company’s products, and royalty payments or commissions paid to secure product design rights. Gross margin is total revenues less cost of sales.

Operating expenses include selling, distribution and administrative expense, which includes selling, distribution and administrative salaries and expenses, as well as related employee benefits and travel expenses, promotional expenses, operating supplies in distribution, warehousing costs, advertising costs, professional fees, transaction costs and management fees. Warehousing and other distribution network costs were $1.8 million and $2.0 million for the quarters ended March 31, 2013 and 2012, respectively. Advertising expense was $0.7 million and $0.6 million for the quarters ended March 31, 2013 and 2012, respectively.

Results of Operations

The table below sets forth EveryWare’s actual results of operations for the quarters ended March 31, 2013 and 2012.

	Quarter ended March 31,
(dollars in thousands)	2013	2012

Statements of Operations Information:
Total revenue	$99,339	$96,395
Cost of sales	73,504	71,353

Gross margin	25,835	25,042
Operating expenses:
Selling, distribution and administrative expense	20,528	22,763

Income from operations	5,307	2,279
Other expense (income), net	69	(217)
Interest expense including amortization of deferred finance costs	4,139	9,819

Income (loss) before income taxes	1,099	(7,323)
Income tax expense (benefit)	902	(1,040)

Net income (loss)	$197	$(6,283)

The table below sets forth EveryWare’s actual results of operations for the quarters ended March 31, 2013 and 2012 as a percentage of total revenue.

	Quarter ended March 31,
	2013	2012

Statements of Operations Information:
Total revenue	100.0	100.0
Cost of sales	74.0	74.0

Gross margin	26.0	26.0
Operating expenses:
Selling, distribution and administrative expense	20.7	23.6

Income from operations	5.3	2.4
Other expense (income), net	—	(0.2)
Interest expense including amortization of deferred finance costs	4.2	10.2

Income (loss) before income taxes	1.1	(7.6)
Income tax expense (benefit)	0.9	(1.1)

Net income (loss)	0.2	(6.5)

Discussion of Results of Operations for the First Quarter of 2013 vs. the First Quarter of 2012

Total Revenue

Total revenue increased $2.9 million, or 3.1%, from $96.4 million in the first quarter of 2012 to $99.3 million in the first quarter of 2013. The increase was primarily due to increased shipments to retail customers, as well as increased shipments of foodservice and beverageware and pricing adjustments.

Within our business segments, revenues for the first quarter of 2013 compared to the first quarter of 2012 were as follows:

•

Consumer – Consumer segment revenues increased $2.0 million, or 6.1%, from $32.7 million for the first quarter of 2012 to $34.7 million for the first quarter of 2013. The increase is primarily the result of a large order from a new customer and an increase in shipments to our largest customer.

•

Foodservice – Foodservice segment revenues increased $0.9 million, or 2.9%, from $29.9 million in the first quarter of 2012 to $30.8 million for the first quarter of 2013. The increase is primarily the result of favorable product mix and an increase in shipments to distributor customers.

•

Specialty – Specialty segment revenues increased $0.1 million, or 0.6%, from $23.3 million for the first quarter of 2012 to $23.4 million for the first quarter of 2013, primarily due to increased shipments to the direct sell customers.

•	International – International segment revenues were flat for the quarters ended March 31, 2012 and 2013 due to timing of shipments to a large international customer.

•	License fees – License fees decreased $0.1 million from $1.7 million for the first quarter of 2012 to $1.6 million for the first quarter of 2013.

Cost of sales

Cost of Sales increased slightly due to a positive volume variance, from $71.4 million for the first quarter of 2012 to $73.5 million for the first quarter of 2013, or 74.0% of sales for both periods ended March 31.

Gross Margin

Gross margin percentages were 26.0% for each of the quarters ended March 31, 2013 and 2012.

Operating Expenses

Total operating expenses decreased $2.2 million, or 9.8%, from $22.8 million for the first quarter of 2012 to $20.5 million for the first quarter of 2013, primarily due to the following:

•

Distribution expenses decreased $0.2 million, or 10.2%, from $2.0 million for the first quarter of 2012 to $1.8 million for the first quarter of 2013, primarily due to efficiencies implemented in the Savannah, Georgia distribution center and lower depreciation of fixed assets.

•

Selling expenses increased $0.6 million, or 6.1%, from $10.6 million for the first quarter of 2012 to $11.2 million for the first quarter of 2013, primarily due to investments in marketing to support international growth and increased travel to support the Company’s growth strategy.

•

General and administrative expenses decreased $2.5 million, or 25.1%, from $10.0 million for the first quarter of 2012 to $7.5 million for the first quarter of 2013, primarily due to synergies and cost savings generated since the merger of Oneida and Anchor Hocking.

As a result of the Business Combination, EveryWare expects to incur incremental general and administrative expenses in 2013 attributable to operating as a publicly-traded company, including annual and quarterly reporting, Sarbanes-Oxley Act compliance expenses, expenses associated with the application to continue listing on the NASDAQ Stock Market, increased compensation expense, increased auditor, legal fees and investor relations expenses, registrar and transfer agent fees, director and officer liability insurance costs, and director compensation.

Income from Operations

Income from operations increased $3.0 million, from $2.3 million for the first quarter of 2012 to $5.3 million for the first quarter of 2013. Operating income as a percentage of sales increased from 2.4% to 5.3% from the quarter ended March 31, 2012 to the quarter ended March 31, 2013. These increases were primarily the result of the decrease in operating expenses.

Other (income) expense

Other (income) expense was ($0.2) million for the first quarter of 2012 compared to other expense of $0.07 million for the first quarter of 2013. The other (income) and expense primarily consist of exchange gains and losses, as well as amortization of deferred revenue related to Anchor’s sale-leaseback.

Interest Expense

Interest expense, including amortization of deferred financing fees, decreased from $9.8 million for the first quarter of 2012 to $4.1 million for the first quarter of 2013. The decrease in interest expense is primarily due to the March 2012 debt refinancing in connection with the Anchor merger, which resulted in the write-off of Oneida’s and Anchor’s respective deferred finance fees (approximately $4.9 million in aggregate), and lower average interest rate on borrowings under the ABL facility as compared to the interest rate on borrowings under the Old Term Loan.

Income Tax Expense

Income tax benefit was $1.0 million for the first quarter of 2012 compared to income tax expense of $0.9 million for the first quarter of 2013. Our effective tax rate for the first quarter of 2013 was 82.1% compared to 14.2% for the first quarter of 2012. The increase in the tax rate in the first quarter of 2013 is primarily the result of recognition of our deferred tax asset position in the U.S. compared to the prior quarter when a full valuation allowance was recorded. A full valuation allowance continues to be recorded in the U.K. and other foreign jurisdictions while a partial valuation allowance is recognized in the U.S. There was no additional U.S. valuation allowance recorded for the quarter ended March 31, 2013.

Net Income

Net income increased from a net loss of $6.3 million for the first quarter of 2012 to net income of $0.2 million for the first quarter of 2013. Increased revenues, as well as reductions in operating expenses and lower interest expense primarily contributed to this increase.

Segment Contribution

The following table summarizes net sales and segment contribution by operating segments for the quarters ended March 31, 2013 and 2012. Segment contribution is defined as segment income before taxes before unallocated manufacturing costs, unallocated selling, distribution and administrative costs, other income/ expenses and interest income. See footnote 9 to EveryWare’s unaudited financial statements for the quarters ended March 31, 2013 and 2012 for a reconciliation of total segment contribution to (loss) income before taxes.

(Dollars in thousands)
	Quarter ended March 31,
	2013	2012
Net Sales
Consumer	$34,742	$32,740
Foodservice	30,779	29,896
Specialty	23,402	23,255
International	8,806	8,784

Total Segment net sales	97,729	94,675
License fees	1,610	1,720

Total Revenues	$99,339	$96,395

Segment contribution before unallocated costs
Consumer	3,415	5,392
Foodservice	7,817	6,079
Specialty	3,089	3,272
International	(346)	647

Total Segment Contribution	$13,975	$15,390

Segment Contribution – Consumer

The Consumer segment contribution decreased $2.0 million, or 36.7%, from $5.4 million for the first quarter of 2012 to $3.4 million for the first quarter of 2013. Excluding consumer related license fee income of $1.6 million and $1.7 million for the quarters ended March 31, 2013 and 2012, respectively, which is included in the Consumer segment contribution, the Consumer segment contribution as a percentage of related sales was 5.2% for the first quarter of 2013 and 11.2% for the first quarter of 2012. The decrease in margins from the first quarter of 2012 to the first quarter of 2013 related to changes in product and channel mix.

Segment Contribution – Foodservice

The Foodservice segment contribution increased $1.7 million, or 28.6%, from $6.1 million for the first quarter of 2012 to $7.8 million for the first quarter of 2013. Foodservice segment contribution as a percentage of sales was 25.4% and 20.3% for the quarters ended March 31, 2013 and 2012, respectively. The increase primarily resulted from increased shipments to certain distributors and a reduction in direct selling expenses.

Segment Contribution – Specialty

The Specialty segment contribution decreased $0.2 million, or 5.6%, from $3.3 million for the first quarter of 2012 to $3.1 million for the first quarter of 2013. Specialty segment contribution as a percentage of sales was 13.2% and 14.1% for the quarters ended March 31, 2013 and 2012, respectively. The decrease in contribution is primarily due to an increase in direct selling costs.

Segment Contribution - International

The International segment contribution decreased $1.0 million from $0.7 million for the first quarter of 2012 to ($0.3) million for the first quarter of 2013. The decrease is primarily due to a significant non-recurring project in the prior year and timing of sales in the Mexican consumer market as well as investments to support international growth.

Segment contributions do not include the benefit of $1.8 million of unallocated positive factory variances resulting from higher manufacturing efficiencies. Segment contributions would have exceeded 2012, had the positive factory variances been allocated to the various segments.

Liquidity and Capital Resources

Our primary source of liquidity is cash flows from operations and borrowings under our ABL Facility. At March 31, 2013, we had cash of $0.9 million and $12.7 million of unused availability remaining under our existing ABL facility, compared to $0.7 million of cash and $24.6 million of unused availability at March 31, 2012. At

March 31, 2013, we had outstanding borrowings of $197.3 million subject to variable interest rates at a weighted average rate of 7.16%. During the quarter ended March 31, 2013, we incurred $2.5 million of capital expenditures for fixed assets. We estimate that we will spend up to an aggregate of $17.9 million on capital expenditures in 2013, primarily relating to growth initiatives and required reinvestment at our manufacturing facilities. We paid dividends to our equity holders of $10.0 million in the first quarter of 2012. We do not currently anticipate paying dividends following the Business Combination.

Indebtedness

On March 23, 2012 in connection with the Anchor Merger, the Company’s subsidiary Universal refinanced substantially all of the existing long term debt obligations of Anchor Hocking and Oneida into a new $150.0 million term loan facility (the “Old Term Loan”) and amended and restated the ABL revolving credit facility (the “ABL facility”) which had a maximum availability of $85.0 million. The ABL facility and the Old Term Loan facilities had termination dates of March 23, 2017 and September 25, 2017, respectively.

The following table is a summary of our debt outstanding as of March 31, 2013 (dollar amounts in thousands):

Short Term Debt Instrument	Interest Rate	Maturity Date	2013	2012
U.K. short term borrowing	floating	annual renewal	$1,505	$112

Long Term Debt Instrument			2013	2012
Universal Term Loan	floating	September 25, 2017	$134,638	$150,000
Universal revolving credit facility	floating	March 23, 2017	59,884	39,527
State of Ohio - Enterprise Loan Fund	5.00%	Paid June, 2012	—	5,279
Note payable - PBGC	4.50%	September, 2016	900	1,200
Capitalized leases	floating		381	1,019

Total Long-Term Debt			195,803	197,025
Less: Current Portion			(11,073)	(8,411)

Long-Term Debt			$184,730	$188,614

U.S. Credit Agreements

The refinanced Old Term Loan facility completed on March 23, 2012 was syndicated by Barclays Bank PLC as administrative agent for the syndicated lenders. The principal amount of the Old Term Loan was $150.0 million and it had a maturity date of September 25, 2017. The Old Term Loan was guaranteed by Universal and its domestic subsidiaries and was secured on first-priority basis by the assets of Universal and its domestic subsidiaries, other than with respect to the assets securing the ABL facility, which secured the Old Term Loan facility on a second-priority basis. The Old Term Loan required amortization of the principal amount payable in consecutive quarterly installments beginning December 31, 2012 in the amount of $5.0 million, with quarterly payments of $2.5 million payable on March 31, June 30, September 30 and December 31 of 2013, with payments of $3.0 million due quarterly on each such date for each quarter thereafter until the earlier of September 25, 2017 or termination, at which point the principal was payable in full. The Company was also obligated to make mandatory prepayments upon the occurrence of certain events, including additional debt issuances, common and preferred stock issuances, certain asset sales and excess cash flow generation. At the Company’s option, borrowings under the Old Term Loan bore interest at either: (i) Eurodollar Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate for a one month interest period plus 1.00%; provided that the Base Rate will be deemed to be no less than 2.50%). The Old Term Loan had a Eurodollar Rate floor of 1.50%. For Eurodollar Rate and Base Rate borrowings, respectively, the applicable interest rate margin is a fixed 7.75% and 6.75% existing at March 31, 2013. In connection with the refinancing of the Old Term Loan in March 2012, the Company capitalized deferred financing fees in the amount of approximately $8.0 million during 2012.

The amended and restated ABL facility was available for general corporate purposes and, prior to the amendment and restatement in March 2013, had a maximum commitment of $85.0 million and a $25.0 million sub-limit for letters of credit and a swingline sublimit equal to the greater of $7.5 million or 10% of the maximum credit. Availability under the ABL facility was subject to an asset borrowing formula based on eligible accounts receivable and inventory. At March 31, 2013, the Company had availability under the ABL facility of $12.7 million to be drawn upon as needed with a blended interest rate of 2.55% and had outstanding standby letters of credit of $8.7 million. The ABL facility was guaranteed by Universal and its domestic subsidiaries and is secured on a first-priority basis by certain current assets, such as accounts receivable, inventory, cash, securities, deposit accounts and securities accounts. Prior to the amendment and restatement, borrowings under the ABL facility bore interest at either: (i) LIBO Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greater of: (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%). In addition, the facilities have applicable interest rate margins. For LIBO Rate and Base Rate borrowings, the margin is determined according to an availability matrix. The margin at March 31, 2013 was 2.00% and 1.00% for LIBO and Base Rate, respectively. In connection with the March 2012 refinancing the Company capitalized deferred financing fees in the amount of approximately $1.9 million during 2012.

Each of the ABL facility and Old Term Loan contained customary operating and financial conditions and covenants, including but not limited to restrictions on additional indebtedness, mergers and acquisitions, liens, investments, issuances of capital stock and dividends. In addition, the Old Term Loan facility required that a maximum leverage ratio and maximum capital expenditure covenants be maintained, along with a minimum interest coverage ratio. The ABL facility required that a certain minimum fixed charge coverage ratio be maintained if adjusted availability (as defined under the agreement) is below $10.6 million. At March 31, 2013, the fixed charge coverage ratio covenant under the ABL facility was not operative as availability was greater than $10.6 million. Failure to satisfy any of the covenants could have resulted in an event of default that could result in an inability to access the funds necessary to fund the Company’s operations. We were in compliance with all legal and financial covenants as of March 31, 2013.

PBGC Promissory Note

On September 15, 2006, Oneida issued a $3.0 million promissory note to the Pension Benefit Guaranty Corporation (PBGC) payable in equal installments annually over 10 years. At March 31, 2013, $0.9 million was outstanding on the promissory note. Interest with respect to the promissory note is paid annually at a rate of 4.5%.

U.K. Short Term Borrowing

We maintain borrowing facility to support working capital requirements at our U.K. subsidiary operations. This facility is collateralized by U.K. subsidiary trade accounts receivable. The advance rate is 80% of eligible trade accounts receivable with a maximum borrowing limit £1.4 million ($2.1 million). Assuming there is no event of default, the facility automatically renews annually. Interest on the facility is 2.40% margin plus Barclays Bank base rate (0.50% at March 31, 2013). As of March 31, 2013, borrowings outstanding under the facility were £0.9 million ($1.5 million). A separate agreement with Barclays Bank provides for a standby letter of credit facility of up to £0.2 million ($0.4 million). As of March 31, 2013, £0.2 million ($0.4 million) of standby letters of credit were issued to beneficiaries under this facility.

Following the Business Combination

In connection with the closing of the Business Combination on May 21, 2013, Anchor and Oneida (the “Borrowers), entered into a term loan agreement by and among the Borrowers, Universal Tabletop, Inc. (“Holdings”), a subsidiary of EveryWare, LLC, as a guarantor, each domestic subsidiary of the Borrowers party thereto, as guarantors (collectively with Holdings, the “Guarantors”), each lender from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent. The term loan agreement provides for a seven-year $250.0 million term loan (the “Term Loan”), which was issued at 99.0% of par. The term loan agreement also permits the Borrowers to raise one or more incremental term loan facilities in an aggregate amount of up to $50.0 million if the consolidated first lien net leverage ratio, after giving effect to such incremental term loan facility, does not exceed 3.50:1.00, subject to certain other limitations and conditions. For a description of the Term Loan, see “Item 1.01. Entry into a Material Definitive Agreement—Term Loan Credit Agreement.”

In connection with the closing of the Business Combination on May 21, 2013, the Borrowers entered into a second amended and restated loan and security agreement (the “ABL agreement”) by and among the Borrowers, the Guarantors, each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for the lenders. The ABL agreement amends and restates the agreement governing the ABL facility to provide for a five-year asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of up to $50.0 million (as may be increased from time-to-time, the “maximum revolver amount”), subject to a borrowing base limitation based on eligible accounts receivable and inventory. Up to an aggregate of $20.0 million will be available to the Borrowers for the issuance of letters of credit, which reduce availability under the ABL Facility. The ABL agreement also provides for borrowings on same-day notice, referred to as “swingline loans.” Borrowing of a swingline loan will reduce availability under the ABL Facility. As of the Closing Date, $15.1 million was drawn under the ABL Facility, and $9.3 million of letters of credit were outstanding under the ABL Facility. As of the Closing Date, the Company had availability under the ABL Facility of $25.6 million. The Borrowers may request to increase the maximum revolver amount in increments of not less than $5.0 million not more than three times during the term of the ABL agreement, so long as the maximum size of the ABL Facility does not exceed $75.0 million. Any such increase in the maximum revolver amount will be at the discretion of the lenders and certain other eligible lenders and will be subject to the borrowing base limitation. For a description of the ABL Facility, see “Item 1.01. Entry into a Material Definitive Agreement— Second Amended and Restated Asset Based Loan Agreement.”

Contractual Obligations and Commercial Commitments

On May 21, 2013, in connection with the closing of the Business Combination, we refinanced the $150.0 million Old Term Loan, which was scheduled to mature in 2017, with a portion of the proceeds from our $250.0 million Term Loan, which matures in 2020. In addition, in connection with the closing of the Business Combination, we amended and restated the agreement governing the ABL Facility, which, among other things, extended the maturity of the ABL Facility from 2017 to 2018.

Off-balance Sheet Transactions

As of March 31, 2013, EveryWare did not have any “off-balance sheet arrangements” (as such term is defined in Item 303 of Regulation S-K) that could have a current or future effect on its financial condition, changes in financial condition, net sales or expenses, results of operations, liquidity, capital expenditures or capital resources.

Discussion of Cash Flow for the First Quarter of 2013 vs. the First Quarter of 2012

The table below sets forth Everyware’s cash flow from operating, investing and financing activities in the periods presented:

	Quarter Ended March 31,
(dollars in thousands)	2013	2012

Cash flows used in operating activities	$(12,988)	$(15,320)
Cash flows used in investing activities	(2,570)	(2,717)
Cash flows provided by financing activities	14,127	17,933

Total	$(1,431)	$(104)

Net cash used in operating activities was $13.0 million for the three months ended March 31, 2013, compared to cash used in operating activities of $15.3 million for the three months ended March 31, 2012. The decrease in cash used compared to the prior year is primarily due to higher working capital requirements in connection with an increase in accounts receivable and inventories.

Net cash used in investing activities was $2.6 for the three months ended March 31, 2013, compared to net cash used of $2.7 million for the three months ended March 31, 2012. Cash used in investing activities represents capital projects, primarily at Anchor manufacturing facilities.

Net cash provided by financing activities was $14.1 million for the three months ended March 31, 2013, compared to net provided of $17.9 million for the three months ended March 31,2012. The decrease in cash provided by financing activities versus the prior year was related to the debt refinancing of Oneida and Anchor on March 23, 2012 (which included a $10.0 million dividend recapitalization).

Critical Accounting Estimates

The preparation of the consolidated financial statements requires the Company’s management to make judgments and assumptions, as well as make estimates, that have an impact on the Company’s earnings, expenses, assets and liabilities as well as on the disclosure of its contingent liabilities. The uncertainty associated with these assumptions and estimates, however, may give rise to outcomes that might lead to substantial adjustments to the carrying amounts of the given assets or liabilities in future periods.

Allowance for Doubtful Accounts

The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts and management’s evaluation of business risk. The evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the balance is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

Allowance for Slow-Moving and Obsolete Inventory

The Company reduces its inventory value for the estimated obsolete and slow moving inventory in an amount equal to the difference between the cost of the inventory and the net realizable value based upon assumptions about future demand and market conditions.

Self-Insurance Reserves

The Company uses self-insurance mechanisms to provide for potential liabilities related to certain casualty insurances and related employee healthcare benefits that are not covered by third-party insurance. In 2011 both Anchor and Oneida maintained various self-insurance plans related to group medical, short-term disability, workers’ compensation benefits and self-funded retentions on general liability policies. In May 2011 Oneida terminated its self-insured status for workers’ compensation in New York State and was fully insured for claims incurred post-termination. As of February 1, 2012, the Company no longer is self-insured for group medical, relative to Oneida employees, and has changed coverage to a premium plan with a third-party provider. The Company continues to maintain self-insurance coverage related to certain Anchor casualty insurance programs, including workers’ compensation and general liability, along with employee healthcare benefits.

Although we believe that the estimated liabilities for self-insurance are adequate, the estimates described above may not be indicative of current and future losses. In addition, the actuarial calculations used to estimate self-insurance liabilities are based on numerous assumptions, some of which are subjective. We will continue to adjust our estimated liabilities for self-insurance, as necessary, in the event that future loss experience differs from historical loss patterns.

Income Taxes

We are subject to income taxes in the U.S. and various foreign jurisdictions. Management judgment is required in evaluating our tax positions and determining our provision for income taxes. Throughout the course of business, there are numerous transactions and calculations for which the ultimate tax determination is uncertain. When management believes certain tax positions may be challenged despite our belief that the tax return positions are supportable, we establish reserves for tax uncertainties based on estimates of whether additional taxes will be due. We adjust these reserves taking into consideration changing facts and circumstances such as an outcome of a tax audit. The income tax provision includes the impact of reserve provisions and changes to reserves that are considered appropriate. Accruals for tax contingencies are provided for in accordance with the requirements of FASB ASC Topic 740 “Income Taxes”.

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax attribute carry-forwards.

Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. FASB ASC 740 requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are determined separately for each tax jurisdiction in which we conduct our operations or otherwise incur taxable income or losses. In the United States, United Kingdom, Mexico and China, we have recorded a full or partial valuation allowance against our deferred income tax assets.

The Anchor Merger resulted in the formation of a new U.S. consolidated federal tax group. As such, the net deferred tax assets of the Company were assessed for future realizability and the need for a valuation allowance related to the deferred tax asset. As a result of this assessment, the Company recorded an additional $1.6 million valuation allowance in 2012, resulting in a total deferred tax valuation allowance of $9.3 million, against net deferred tax assets of $31.9 million at December 31, 2012. This excludes deferred income tax liability associated with indefinite life intangible assets, which cannot be used to offset deferred tax assets when assessing the need or amount of a valuation allowance. The deferred income tax liability represents the tax basis vs. book basis of indefinite lived Oneida trade names, which totaled $8.6 million at March 31, 2013 and March 31, 2012. There was no increase or decrease of the U.S. valuation allowance at March 31, 2013.

Derivatives and Hedging

We use various derivative contracts to manage a variety of our risks, including risks related to changes in commodity prices and foreign currency rates. The requirements necessary to apply hedge accounting to these contracts are well defined and must be documented at the inception as well as throughout the term of the contract. If we would fail to accurately document these requirements, the contract would not be eligible for hedge accounting treatment and any changes to the fair market value of the contract would be recorded directly to earnings. The accompanying financial statements reflect immaterial consequences of hedge accounting for certain contracts. The Company continuously monitors all foreign exchange rates and energy rates relevant to EveryWare in order to be able to initiate appropriate hedging activities immediately if the current market situation changes.

One of the requirements that we must evaluate when determining whether a contract qualifies for hedge accounting treatments is whether or not the contract is deemed effective. A contract is deemed effective if the change in the fair value of the derivative contract offsets, within a specified range, the change in the fair value of the hedged item. At the inception of the contract, we first determine if the relationship between the hedged contract and the hedged item meet the criteria to qualify for an exemption to the effectiveness testing. If the relationship does not meet this criterion, then we must test the effectiveness at the inception of the contract and continually thereafter. If the relationship fails this test at any time, we are required to discontinue hedge accounting treatment prospectively. The natural gas commodity price hedges qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationship involving these derivative instruments.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation (ASC 718) and FASB ASC Topic 505-50, Equity – Equity Based Payment to Non-Employees (ASC 505-50),” which requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the Company’s consolidated statements of operations over the requisite service periods. The Company uses the straight line method of expensing stock options to recognize compensation expense in its consolidated statements of operations for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense is reduced to account for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For stock options granted in 2012, the compensation expense is based on the grant date fair value estimated in accordance with the provisions of ASC 718.

As of March 31, 2013, the total unrecognized compensation cost related to unvested options was $0.7 million for the non-performance options and $1.1 million for the performance options. Fair value of the non-performance options was based on an independent valuation of the Company’s stock utilizing discounted cash flow and market approaches and the fair value of the performance-vesting options was based on an option pricing model utilizing the fair value of the stock subjected to the probability of a change in control.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-02 is intended to simplify the performance of impairment testing for indefinite-lived assets by allowing entities to first assess qualitative factors to determine whether it is more likely than not (probability of more than 50%) that an indefinite-lived asset is impaired as a basis for determining whether it is necessary to perform a quantitative impairment test. If the Company concludes that it is not more likely than not that the indefinite-lived intangible is impaired, no additional steps are necessary at that time. If however, the Company concludes otherwise, then we are required to determine the fair value of the indefinite-lived asset and perform the quantitative impairment test by comparing the assets fair value to its book value in accordance with the guidance provided in Topic 350. The guidance in this update is similar to that of ASU 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment” which was issued in September 2011 and adopted by us at the beginning of our fourth quarter of our 2011 fiscal year. The Company adopted the provisions of ASU 2012-02 during the fourth quarter of the year ended December 31, 2012 and such provisions did not have a material impact on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill Impairment” which is intended to simplify goodwill impairment testing by permitting the assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the traditional two-step impairment test. Under this update, the Company is not required to calculate the fair value of our reporting units unless we conclude that it is more likely than not (likelihood of more than 50%) that the carrying value of our reporting units is greater than the fair value of such units based on our assessment of events and circumstances. This update is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted the provisions of this update at the beginning of the fourth quarter of the year ended December 31, 2011. The adoption of this provision did not have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” which requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company adopted provisions of ASU 2011-05 during the first quarter of the year ended December 31, 2012 and such provisions did not have a material impact on our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS) of Fair Value Measurement – Topic 820.” ASU 2011-04 provides a consistent definition of fair value and improves the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The Company adopted the provisions of ASU 2011-04 during the first quarter of our fiscal year ended December 29, 2012 and such provisions did not have a material impact on our consolidated financial statements.

Quantitative and qualitative disclosures about market risk

Commodity price risk.

We are exposed to market risk based on the prices of natural gas, which is subject to market volatility. We utilize derivative financial instruments to hedge the commodity price risks associated with our natural gas requirements. The total notional amount of commodity derivative instruments at March 31, 2013 was $9.1 million. The Company recorded a $1.0 million mark-to-market adjustment through other comprehensive income for the quarter ended March 31, 2013.

We also actively seek to manage the risk of fluctuating prices through long-term supply and service contracts. In the past, we have not always been able to pass on increases in the prices of direct materials and energy to our customers, in whole or in part, and there will likely be periods in the future when we will not be able to pass on these price increases.

Interest rate risk

With the exception of the PBGC note and capital lease obligations, all of our borrowings at March 31, 2013 bore interest at floating rates, which exposes our cash flows and earnings to the market risk of interest rate changes. At March 31, 2013, we had borrowings of $196.4 million exposed to interest rate risk, of which $134.6 million of Old Term Loan borrowing has a LIBO floor of 150 basis points. Each 100 basis point increase in interest rates, after the 150 basis point term loan floor, relative to these borrowings would reduce quarterly pretax earnings by approximately $0.3 million. With regard to the remaining $36.4 million not subject to a floor minimum rate, a 100 basis point increase would reduce quarterly pretax earnings by approximately $0.2 million.

Foreign currency risk

We are exposed to market risk from fluctuations in foreign currencies. Approximately 8.3% of our revenues for the quarter ended March 31, 2013 and 7.6% of our consolidated assets at March 31, 2013 are derived from operations outside the United States. Holding other variables constant (such as interest rates and debt levels), if the U.S. dollar depreciated by 10% less against the foreign currencies used by our operations in 2013, revenues would have been reduced by approximately $0.5 million and the related gross margin would have decreased by approximately $0.2 million. We utilize derivative financial instruments to hedge foreign exchange rate risks associated with the effects of foreign currency fluctuations. The total notional amount of foreign exchange derivative instruments at March 31, 2013 was $1.0 million.

Pro Forma Financial Information

Unaudited pro forma condensed combined financial information for the Company as of March 31, 2013, for the three months ended March 31, 2013 and for the year ended December 31, 2012 is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated by reference herein.

Properties

The Company’s principal executive office is located at 519 N. Pierce Avenue, Lancaster, Ohio 43130. EveryWare’s principal operating locations are described in the Proxy Statement/Prospectus in the section entitled “Information about EveryWare—Properties” beginning on page 183, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company as of the Closing Date by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 22,045,373 shares of common stock of the Company issued and outstanding as of the Closing Date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of Shares of Common Stock		Percent of Outstanding Common Stock
5% Beneficial Owners:
Clinton Magnolia Master Fund, Ltd.(1)	5,124,926	(2)(3)(4)	21.1%
Clinton Spotlight Master Fund, L.P.(5)	750,000	(6)(7)	3.4%
MCP Funds(8)	15,012,713	(8)	68.1%

Directors, Named Executive Officers and Executive Officers:
Thomas J. Baldwin(9)	15,000			*
Joseph A. De Perio	—		—
Ronald D. McCray	—		—
Daniel Collin	15,012,713	(10)	68.1%
John K. Sheppard	8,171			*
Bernard Peters	—		—
Umberto Filice	129,460			*
Kerri Cárdenas Love	—		—
Michael Nelson	—		—
Daniel Taylor	71,369			*
Jacqueline Gagnon-Volles	—		—
Colin Walker	2,036			*
Steven Lefkowitz	—		—
Andrew Church	6,976			*
Mark Eichhorn	125,720			*
William Krueger	6,750			*
Stephen Presser	15,012,713	(10)	68.1%
Barry L. Kassoff	—		—
Ron Wainshal	—		—

All executive officers and directors as a group (16 individuals)	15,245,499		69.2%

*	Represents less than 1%.
(1)	The principal business address of Clinton Magnolia Master Fund, Ltd. is c/o Fortis Fund Services (Cayman) Limited, P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands.
(2)

These shares represent one hundred percent of our founder shares held by the Sponsor. The founder shares were purchased from an affiliate of our Sponsor on July 26, 2012 for $21,739. Our Sponsor’s investment and voting decisions are determined by Clinton Group, Inc., as its investment manager. George E. Hall, our Chief Investment Officer and Director, is the Chief Investment Officer and President of Clinton Group, Inc. The principal business address of Clinton Group, Inc. and Mr. Hall is 601 Lexington Avenue, 51st Fl., New York, NY 10022. As a result of the underwriters’ not exercising their over-allotment option for our IPO, an affiliate of our Sponsor forfeited an aggregate of 281,250 founder shares on February 24, 2012, which were cancelled. Includes 282,273 founder shares subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination and 265,669 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination does not exceed $12.50 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination. Mr. Hall has voting and dispositive control of the shares of our common stock held by the Sponsor. Mr. Hall disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)	Includes 3,866,667 sponsor warrants to purchase 1,933,333.5 shares of common stock owned by the Sponsor which were originally purchased at our IPO. Also includes 557,184 public warrants to purchase 278,592 shares of common stock purchased in the open market.
(4)	Includes 1,050,000 common shares purchased in a private placement in conjunction with the Business Combination.
(5)	Clinton Spotlight Master Fund, L.P. is an affiliate of the Sponsor. The principal business address of Clinton Spotlight Master Fund, L.P. is 87 Mary Street, George Town, Grand Cayman, Cayman Islands.
(6)	Includes 300,000 sponsor warrants to purchase 150,000 shares of common stock purchased by our Sponsor and subsequently transferred to Clinton Spotlight Master Fund, L.P. immediately prior to closing of the Business Combination.
(7)	Includes 600,000 common shares purchased in a private placement in conjunction with the Business Combination.
(8)	Upon completion of the Business Combination, the MCP Funds owned 15,012,713 of the shares of common stock after the Business Combination, which are owned directly as follows: (i) 9,256,438 (including 2,064,851 Earnout Shares) shares by Monomoy Capital Partners, L.P. (“MCP”), (ii) 287,763 (including 64,192 Earnout Shares) shares by MCP Supplemental Fund, L.P. (“MCP Supplemental Fund”), (iii) 47,922 (including 10,690 Earnout Shares) shares by Monomoy Executive Co-Investment Fund, L.P. (“Co-Investment Fund”), (iv) 5,254,178 shares (including 1,172,058 Earnout Shares) by Monomoy Capital Partners II, L.P. (“MCP II”) and (v) 166,412 shares (including 37,122 Earnout Shares) by MCP Supplemental Fund II, L.P. (“MCP Supplemental Fund II”). Monomoy General Partner, L.P. (“Monomoy GP”), the general partner of MCP, MCP Supplemental Fund and Co-Investment Fund, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy General Partner II, L.P. (“Monomoy GP II”), the general partner of MCP II and MCP Supplemental Fund II, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy Ultimate GP, LLC (“Ultimate GP”), the general partner of Monomoy GP and Monomoy GP II, may be deemed to share beneficial ownership of the shares held directly by each of MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II. Stephen Presser, Daniel Collin and Justin Hillenbrand are the sole members of the limited partner committee of each of Monomoy GP and Monomoy GP II that have the power, acting as a committee, to vote or dispose of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II, and may be deemed to share beneficial ownership of the shares held directly by such entities. Each of Messrs. Presser, Collin and Hillenbrand are the members of the Ultimate GP. Each of Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand disclaim beneficial ownership of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II except to the extent of their pecuniary interest therein. The address for MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II, MCP Supplemental Fund II, Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand is 142 West 57th Street, 17th Floor, New York, NY 10019.
(9)	Consists of 10,000 shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin. Post Business-Combination holdings include 10,000 warrants to purchase 5,000 shares of common stock of ROI, which will become exercisable 30 days after the closing of the Business Combination.
(10)	These shares represent all of the shares held by MCP Funds. See footnote (8).

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the consummation of the Business Combination is set forth in the Proxy Statement/Prospectus in the section entitled “Management After the Business Combination” beginning on page 221, which is incorporated herein by reference.

On May 21, 2013, Daniel Collin, Stephen Presser and Thomas J. Baldwin were elected by the Company’s stockholders to serve as Class I directors effective upon consummation of the Business Combination, with terms expiring at the Company’s annual meeting of stockholders in 2016. Effective as of the closing, the size of the board of directors was increased to nine members, and, in accordance with the terms of the Governance Agreement, the board appointed Ron Wainshal and William Krueger to serve as Class II directors, with terms expiring at the annual meeting of stockholders in 2014, and John K. Sheppard and Barry L. Kasoff to serve as Class III directors, with terms expiring at the annual meeting of stockholders in 2015. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section entitled “Management After the Business Combination” beginning on page 221, which is incorporated herein by reference.

Upon the closing, Messrs. Kasoff, McCray and Wainshal were appointed by the board of directors to serve on the Audit Committee of the board of directors, Messrs. Baldwin, Presser and Krueger were appointed by the board of directors to serve on the Compensation Committee of the board of directors and Messrs. De Perio, Collin and Sheppard were appointed by the board of directors to serve on the Corporate Governance and Nominating Committee of the board of directors. Information with respect to the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is set forth in the Proxy Statement/Prospectus in the section entitled “Management after the Business Combination” beginning on page 221, which is incorporated herein by reference.

Upon the closing, John K. Sheppard was appointed to serve as the Company’s Chief Executive Officer and President, Bernard Peters was appointed to serve as the Company’s Executive Vice President and Chief Financial Officer, Umberto Filice was appointed to serve as the Company’s Senior Vice President North American Sales, Kerri Cardenas Love was appointed to serve as the Company’s Senior Vice President, General Counsel and Secretary, Michael Nelson was appointed to serve as the Company’s Senior Vice President Supply Chain, Daniel Taylor was appointed to serve as the Company’s Senior Vice President Operations, Jacqueline Gagnon-Volles was appointed to serve as the Company’s Chief Marketing Officer and Colin Walker was appointed to serve as the Company’s Senior Vice President International. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section entitled “Management After the Business Combination” beginning on page 221, which is incorporated herein by reference.

In connection with the closing and pursuant to the terms of the Merger Agreement, George E. Hall, Jamal Mashburn, Joseph Stein and David L. Burke resigned from their positions as directors, and each executive officer of ROI immediately prior to the closing resigned from their respective positions as executive officers.

Executive Compensation

The compensation of our executive officers is generally described in the Proxy Statement/Prospectus in the section entitled “Management After the Business Combination” beginning on page 221, which is incorporated herein by reference. The compensation of the named executive officers of EveryWare before the Business Combination is set forth in the Proxy Statement/Prospectus in the section entitled “Information about EveryWare—Executive Compensation” beginning on page 179, which is incorporated herein by reference. The compensation of ROI’s named executive officers before the Business Combination is set forth in the Proxy Statement/Prospectus in the section entitled “Information about ROI—Executive Compensation” beginning on page 165, which is incorporated herein by reference.

On May 21, 2013, the stockholders of the Company approved the EveryWare Global, Inc. 2013 Omnibus Incentive Plan (the “Plan”). The description of the Plan set forth in the section entitled “Proposal No. 4—Approval and Adoption of the EveryWare Global, Inc. 2013 Omnibus Incentive Plan” beginning on page 143 is incorporated herein by reference. A copy of the full text of the Plan is filed as Exhibit 10.30 to this Current Report on Form 8-K and is incorporated herein by reference.

On May 21, 2013, pursuant to the Merger Agreement, the Company assumed all outstanding stock options to acquire shares of Former EveryWare Class B nonvoting common stock and each such stock option was converted into a stock option to acquire the Company’s common stock. Each stock option assumed by the Company will be exercisable for a number of shares of the Company’s common stock equal to the product of (i) the number of shares of Class B nonvoting common stock of Former EveryWare for which the stock option was exercisable immediately prior to the Business Combination and (ii) the number of shares of the Company’s common stock included in the per share stock consideration payable to a holder of Class B nonvoting common stock of Former EveryWare in the Business Combination. Pursuant to the terms of the Merger Agreement, the exercise price per share of each converted stock option to acquire our common stock was adjusted to be equal to (i) the applicable exercise price per share of Class B nonvoting common stock of Former EveryWare in effect immediately prior to the Business Combination, divided by (ii) the number of shares of our common stock included in the per share stock consideration payable to a holder of Class B nonvoting common stock of Former EveryWare in the Business Combination. In addition, the Company further adjusted the exercise price of each converted stock option such that the aggregate intrinsic value of the converted stock options held by each optionholder immediately after Business Combination is the same as the aggregate intrinsic value of the stock options to acquire shares of Former EveryWare Class B nonvoting common stock held by such optionholder immediately prior to the EveryWare Merger. In addition, the Company adopted Amendment No. 1 to the EveryWare Global, Inc. 2012 Stock Option Plan that revised the definition of “Change of Control” so that the time vesting and performance vesting options to vest and become exercisable (subject to the performance vesting thresholds in the case of the performance vesting options) once the MCP Funds, in the aggregate, hold less than 50% of the combined company’s voting equity securities.

A copy of Amendment No. 1 to the EveryWare Global, Inc. 2012 Stock Option Plan is filed with this Current Report on Form 8-K as Exhibit 10.39 and is incorporated herein by reference, and the foregoing description of Amendment No. 1 to the EveryWare Global, Inc. 2012 Stock Option Plan is qualified in its entirety by reference thereto.

Director Compensation

The Company has not yet entered into any compensation arrangements with its directors in connection with their service as directors, other than the Governance Agreement. Pursuant to the terms of the Governance Agreement, Daniel Collin will receive aggregate annual compensation of $250,000 during his term of service on the board of directors, with 25% (or more, if Mr. Collin so elects) payable in the form of equity awards. Pursuant to the terms of the Governance Agreement, Thomas J. Baldwin will receive aggregate annual compensation of $200,000 during his term of service on the board of directors, with 25% (or more, if Mr. Baldwin so elects) payable in the form of equity awards. Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the other members of our board of directors.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Transactions” beginning on page 243, which is incorporated herein by reference.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Amended and Restated Registration Rights Agreement,” “Item 1.01. Entry into a Material Definitive Agreement—Lockup Agreement,” “Item 1.01. Entry into a Material Definitive Agreement—Sponsor Lockup Agreement,” “Item 1.01. Entry into a Material Definitive Agreement—Governance Agreement” and “Item 1.01. Entry into a Material Definitive Agreement—Letter Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Independence of Directors

The Company’s board of directors has determined that Barry Kasoff, Ronald McCray and Ron Wainshal are independent within the meaning of Nasdaq Rule 5605(a)(2) and that they qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership.

For purposes of the NASDAQ listing rules, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. As of completion of the Business Combination, the MCP Funds control approximately 68.1% of the combined voting power of our common stock and have the right to designate a majority of the members of our board of directors for nomination for election and the voting power to elect such directors. Accordingly, we are eligible to, and we will, take advantage of certain exemptions from corporate governance requirements provided in the NASDAQ listing rules. Specifically, as a controlled company, we are not required to have (i) a majority of independent directors, (ii) a nominating committee composed entirely of independent directors or (iii) a compensation committee composed entirely of independent directors. Therefore, we do not have a majority of independent directors and our Corporate Governance and Nominating and Compensation Committees do not consist entirely of independent directors.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement/Prospectus in the section entitled “Information about EveryWare—Legal Proceedings” beginning on page 185, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the Proxy Statement/Prospectus in the section entitled “Price Range of Securities and Dividends” beginning on page 247, which is incorporated herein by reference. As of the Closing Date, there were 27 holders of record of the Company’s common stock.

In connection with the closing of the Business Combination, the Company’s trading symbol was changed to “EVRY.” On May 22, 2013, the Company notified NASDAQ that it intends to voluntarily delist its outstanding warrants in order to have the warrants quoted on the OTC market. The Company expects the warrants to cease trading on NASDAQ and be quoted on the OTC market beginning on or about June 3, 2013 under the symbol “EVRYW”.

On May 21, 2013, in connection with the closing of the Business Combination, all of the units of the Company separated into their component parts of one share of common stock and one warrant to purchase one share of common stock of the Company, and the units ceased trading on NASDAQ.

Recent Sales of Unregistered Securities

Information about unregistered sales of ROI’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 4 to ROI’s Registration Statement on Form S-1 (File No. 333-177340) filed with the SEC on February 24, 2012 and under “Item 3.02. Unregistered Sales of Equity Securities” in the Company’s Current Report on Form 8-K filed with the SEC on May 21, 2013.

On May 21, 2013, the Company issued 15,690,000 shares of common stock to the Former EveryWare stockholders as part of the consideration for the Business Combination pursuant to the Merger Agreement. The issuance of common stock of the Company pursuant to the Merger Agreement was made in reliance upon an exemption from registration under the Securities Act, by reason of Section 4(a)(2) thereof.

Description of the Company’s Securities

A description of the Company’s common stock and the Company’s warrants is included in the Proxy Statement/Prospectus in the section entitled “Description of Securities” beginning on page 228, which is incorporated by reference herein.

The Company has authorized 101,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.0001 pare value per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of the Closing Date, there were 22,045,373 shares of the Company’s common stock issued and outstanding and warrants to purchase 5,838,334 shares of the Company’s common stock outstanding. As of the Closing Date, there were 27 holders of record of the Company’s common stock and 3 holders of record of the Company’s warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in “Part II, Item 14. Indemnification of Directors and Officers” of Amendment No. 4 to ROI’s Registration Statement on Form S-1 (File No. 333-177340) filed with the SEC on February 24, 2012, which is incorporated herein by reference.

Financial Statements and Supplementary Data

The financial statements of EveryWare Global, Inc. and Oneida Ltd. included in the Proxy Statement/Prospectus beginning on pages F-17 and F-60, respectively, are incorporated herein by reference.

The unaudited condensed consolidated financial statements of EveryWare Global, Inc. as of March 31, 2013 and for the three months ended March 31, 2012 and 2013 are attached to this Current Report on Form 8-K as Exhibit 99.1 and are incorporated by reference herein.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Change of Anchor Holdings, Inc.’s Independent Registered Public Accounting Firm

On November 1, 2011, Universal Tabletop, Inc., a subsidiary of EveryWare (“Universal”), acquired Oneida Ltd., and on March 23, 2012, Anchor Holding, Inc. merged into EveryWare (the “Anchor Merger”). The Anchor Merger was accounted for as a combination of entities under common control, and EveryWare began to consolidate Universal, Anchor Holdings, Inc. and Oneida Ltd. from the date on which they came under common control. Although Anchor Holdings, Inc. was the legal acquiree in the Anchor Merger, it was treated as the acquiring entity for accounting purposes. In connection with the Anchor Merger, EveryWare engaged BDO USA, LLC, Oneida Ltd.’s independent accountant, as its independent accountant to audit EveryWare’s financial statements. EveryWare’s board of directors approved the change of accountants to BDO USA, LLC and dismissed Crowe Horwath LLP as Anchor Holdings, Inc.’s independent accountant.

During the two fiscal years ended December 31, 2010 and 2011 and the subsequent interim period through March 2012, there were no: (1) disagreements with Crowe Horwath LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope procedure, which disagreements if not resolved to its satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of Crowe Horwath LLP on the consolidated balance sheets, statements of income, stockholders equity and cash flows of Anchor Holdings Inc. for the years ended December 31, 2011 and 2010 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

A letter from Crowe Horwath LLP is attached as Exhibit 16.1 to this Form 8-K.

During the last two fiscal years and subsequent interim periods preceding its engagement, BDO USA, LLC was not consulted on any matter relating to the application of accounting principles with respect to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

The information set forth under “Item 4.01. Changes in Registrant’s Certifying Accountant” of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under “—Financial Statements and Supplementary Data” and “Item 9.01. Financial Statements and Exhibits” of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

Reference is made to the disclosure set forth under Items 2.01 and 9.01 of this Current Report on Form 8-K concerning financial information of EveryWare, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Term Loan Credit Agreement” and “Item 1.01. Entry into a Material Definitive Agreement—Amendment to Asset Based Loan Agreement” is incorporated in this Item 2.03 by reference.

Item 4.01. Changes in Registrant’s Certifying Accountant.

Change of the Company’s Independent Registered Public Accounting Firm

On May 21, 2013, in connection with the closing of the business combination, we engaged BDO USA, LLC, EveryWare’s independent accountant prior to the business combination, as our independent registered public accounting firm to audit the combined company’s financial statements. Our board of directors approved the change of accountants to BDO USA, LLC. Accordingly, as of May 21, 2013, Rothstein Kass, ROI’s independent accountant prior to the business combination, was informed that it will be dismissed as our independent accountant following the filing of our Quarterly Report on Form 10-Q for the quarter ending June 30, 2013.

During the two fiscal years ended December 31, 2011 and 2012 and the subsequent interim period through May 21, 2013, there were no: (1) disagreements with Rothstein Kass on any matter of accounting principles or practices, financial statement disclosure or auditing scope procedure, which disagreements if not resolved to its satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of Rothstein Kass on the consolidated balance sheets, statements of income, stockholders equity and cash flows of ROI for the years ended December 31, 2012 and 2011 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

A letter from Rothstein Kass is attached as Exhibit 16.2 to this Form 8-K.

During the last two fiscal years and subsequent interim periods preceding its engagement, BDO USA, LLC was not consulted on any matter relating to the application of accounting principles with respect to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

Item 5.01. Changes in Control of the Registrant.

The disclosure set forth under “Introductory Note,” “Item 1.01. Entry into a Material Definitive Agreement” and “Item 2.01. Completion of Acquisition or Disposition of Assets” above is incorporated in this Item 5.01 by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an initial business combination as required by ROI’s Second Amended and Restated Certificate of Incorporation, the Company ceased to be a shell company as of the Closing Date. The material terms of the Business Combination are described in the Proxy Statement/Prospectus in the sections entitled “Proposal No. 1—Approval of the Business Combination” beginning on page 92, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The financial statements of EveryWare Global, Inc. and Oneida Ltd. included in the Proxy Statement/Prospectus beginning on pages F-17 and F-60, respectively, are incorporated herein by reference.

The condensed consolidated financial statements of EveryWare Global, Inc. as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 are attached as Exhibit 99.1 hereto.

(b) Pro forma financial information.

The Unaudited pro forma condensed combined financial information of EveryWare Global, Inc. as of March 31, 2013, for the three months ended March 31, 2013 and for the year ended December 31, 2012 are attached as exhibit 99.2 hereto.

(d) Exhibits

Exhibit No.	Description

2.1	Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, by and among ROI Acquisition Corp., ROI Merger Sub Corp., ROI Merger Sub LLC and EveryWare Global, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on January 31, 2013).

2.2	Amendment No. 1 to the Business Combination Agreement and Plan of Merger, dated as of May 8, 2013, by and among ROI Acquisition Corp., ROI Merger Sub Corp., ROI Merger Sub LLC and EveryWare Global, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on May 9, 2013).

3.1	Third Amended and Restated Certificate of Incorporation of EveryWare Global, Inc.

3.2	Amended and Restated Bylaws of EveryWare Global, Inc.

4.1	Specimen Common Stock Certificate.

4.2	Warrant Agreement, dated as of February 22, 2012, between Continental Stock Transfer & Trust Company and EveryWare Global, Inc. (formerly, ROI Acquisition Corp.) (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on March 6, 2012).

4.3	Specimen Warrant Certificate.

4.4	Amendment No. 1, dated as of May 21, 2013, to the Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

10.1	Term Loan Agreement, dated as of May 21, 2013, among Anchor Hocking, LLC, Oneida Ltd., Universal Tabletop, Inc., Deutsche Bank Securities Inc., Jefferies Finance LLC Deutsche Bank AG, New York Branch and various lenders from time to time party thereto.

10.2

Guarantee and Collateral Agreement, dated as of May 21, 2013, among Anchor Hocking, LLC, Oneida Ltd., each other grantor from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent.

10.3	Second Amended and Restated Loan and Security Agreement, dated as of May 21, 2013, by and among Oneida Ltd., Anchor Hocking, LLC, Universal Tabletop, Inc., Wells Fargo Bank, National Association and the other parties thereto.

10.4	ABL Intercreditor Agreement, dated as of May 21, 2013, among Wells Fargo Bank, National Association and Deutsche Bank AG New York Branch.

10.5	Amended and Restated Registration Rights Agreement, dated as of May 21, 2013, by and among the Company and the investors party thereto.

10.6	Lockup Agreement, dated as of May 21, 2013, by and among EveryWare Global, Inc., Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.

Exhibit No.	Description

10.7	Governance Agreement, dated as of May 21, 2013, by and between EveryWare Global, Inc. and each of Clinton Magnolia Master Fund, Ltd., Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.

10.8	Amended & Restated Advisory Agreement, dated as of March 23, 2012, by and among Oneida Ltd., EveryWare Inc., Universal Tabletop, Inc., Anchor Hocking, LLC and Monomoy Capital Management, LLC.

10.9	Letter Agreement, dated as of May 21, 2013, by and among EveryWare Global, Inc., Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.

10.10	EveryWare Global, Inc. 2012 Stock Option Plan.

10.11	Form of Nonqualified Stock Option Agreement under EveryWare Global, Inc. 2012 Stock Option Plan.

10.12	EveryWare, Inc., Sale of the Company Bonus Plan.

10.13	Form of EveryWare, Inc. Sale of the Company Bonus Plan Award Notice.

10.14	EveryWare, Inc. Executive Term Sheet, dated as of March 29, 2012, between EveryWare, Inc. and John Sheppard.

10.15	Employment Agreement, dated as of December 13, 2012, between EveryWare Global, Inc. and Bernard Peters.

10.16	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Umberto Filice.

10.17	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Kerri Cárdenas Love.

10.18	Employment Agreement, dated as of February 1, 2013, between EveryWare Global, inc. and Michael Nelson.

10.19	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Daniel Taylor.

10.20	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Jacqueline Gagnon-Volles.

10.21	Employment Agreement, dated as of August 13, 2012, between EveryWare Global, Inc. and Colin Walker.

10.22	Letter Agreement, dated as of June 13, 2011, between Oneida Ltd. and Steven Lefkowitz.

10.23	Employment Agreement, dated as of August 21, 2012, between EveryWare Global, Inc. and Andrew Church.

10.24	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and John Sheppard.

10.25	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and Andrew Church.

10.26	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and William Krueger.

10.27	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and Colin Walker.

10.28	Anchor Hocking 2012 Management Incentive Plan.

Exhibit No.	Description

10.29	Oneida 2012 Management Incentive Plan.

10.30	EveryWare Global, Inc. 2013 Omnibus Incentive Plan.

10.31	Master License Agreement, dated as of August 31, 2009, by and between Oneida, Ltd. and Robinson Home Products Inc.

10.32	Supplier Agreement, dated as of April 18, 2013, between Anchor Hocking LLC, Wal-Mart Stores, Inc., Wal-Mart Stores East, LP, Wal-Mart Stores East, Inc., Wal-Mart Stores Texas, LP, Sam’s West, Inc., Sam’s East, Inc. and affiliates.

10.33	Form of Indemnification Agreement for Messrs. DePerio, McCray and Baldwin.

10.34	Form of Indemnification Agreement for Messrs. Kasoff, Krueger, Sheppard and Wainshal.

10.35	Form of Indemnification Agreement for Messrs. Collin and Presser.

10.36	Common Stock Purchase Agreement, dated May 20, 2013, between ROI Acquisition Corp. and Clinton Magnolia Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 21, 2013).

10.37	Common Stock Purchase Agreement, dated May 20, 2013, between ROI Acquisition Corp. and Clinton Spotlight Master Fund, L.P. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on May 21, 2013).

10.38	Lockup Agreement, dated May 20, 2013, among ROI Acquisition Corp., Clinton Spotlight Master Fund, L.P. and Clinton Magnolia Master Fund, Ltd. (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on May 21, 2013).

10.39	Amendment No. 1 to the EveryWare Global, Inc. 2012 Stock Option Plan.

10.40	Confidential Separation Agreement and General Release, dated as of May 23, 2013, between EveryWare Global, Inc. and Andrew Church.

16.1	Letter from Crowe Horwath LLP, dated May 22, 2013.

16.2	Letter from Rothstein Kass, dated May 21, 2013.

21.1	Subsidiaries of the registrant.

99.1	Unaudited condensed consolidated financial statements of EveryWare Global, Inc. as of March 31, 2013 and for the three months ended March 31, 2013 and 2012.

99.2	Unaudited pro forma condensed combined financial information of EveryWare Global, Inc. as of March 31, 2013, for the three months ended March 31, 2013 and for the year ended December 31, 2012.

99.3	Press Release, dated May 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERYWARE GLOBAL, INC.

By:	/s/ Bernard Peters
Name:	Bernard Peters
Title:	Executive Vice President and Chief Financial Officer

Date: May 28, 2013

EXHIBIT INDEX

Exhibit No.	Description

2.1	Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, by and among ROI Acquisition Corp., ROI Merger Sub Corp., ROI Merger Sub LLC and EveryWare Global, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on January 31, 2013).

2.2	Amendment No. 1 to the Business Combination Agreement and Plan of Merger, dated as of May 8, 2013, by and among ROI Acquisition Corp., ROI Merger Sub Corp., ROI Merger Sub LLC and EveryWare Global, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on May 9, 2013).

3.1	Third Amended and Restated Certificate of Incorporation of EveryWare Global, Inc.

3.2	Amended and Restated Bylaws of EveryWare Global, Inc.

4.1	Specimen Common Stock Certificate.

4.2	Warrant Agreement, dated as of February 22, 2012, between Continental Stock Transfer & Trust Company and EveryWare Global, Inc. (formerly, ROI Acquisition Corp.) (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on March 6, 2012).

4.3	Specimen Warrant Certificate.

4.4	Amendment No. 1, dated as of May 21, 2013, to the Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

10.1	Term Loan Agreement, dated as of May 21, 2013, among Anchor Hocking, LLC, Oneida Ltd., Universal Tabletop, Inc., Deutsche Bank Securities Inc., Jefferies Finance LLC Deutsche Bank AG, New York Branch and various lenders from time to time party thereto.

10.2	Guarantee and Collateral Agreement, dated as of May 21, 2013, among Anchor Hocking, LLC, Oneida Ltd, each other grantor from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent.

10.3	Second Amended and Restated Loan and Security Agreement, dated as of May 21, 2013, by and among Oneida Ltd., Anchor Hocking, LLC, Universal Tabletop, Inc., Wells Fargo Bank, National Association and the other parties thereto.

10.4	ABL Intercreditor Agreement, dated as of May 21, 2013, among Wells Fargo Bank, National Association and Deutsche Bank AG New York Branch.

10.5	Amended and Restated Registration Rights Agreement, dated as of May 21, 2013, by and among the Company and the investors party thereto.

10.6	Lockup Agreement, dated as of May 21, 2013, by and among EveryWare Global, Inc., Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.

10.7	Governance Agreement, dated as of May 21, 2013, by and between EveryWare Global, Inc. and each of Clinton Magnolia Master Fund, Ltd., Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.

10.8	Amended & Restated Advisory Agreement, dated as of March 23, 2012, by and among Oneida Ltd., EveryWare Inc., Universal Tabletop, Inc., Anchor Hocking, LLC and Monomoy Capital Management, LLC.

10.9	Letter Agreement, dated as of May 21, 2013, by and among EveryWare Global, Inc., Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.

10.10	EveryWare Global, Inc. 2012 Stock Option Plan.

10.11	Form of Nonqualified Stock Option Agreement under EveryWare Global, Inc. 2012 Stock Option Plan.

10.12	EveryWare, Inc., Sale of the Company Bonus Plan.

10.13	Form of EveryWare, Inc. Sale of the Company Bonus Plan Award Notice.

Exhibit No.	Description

10.14	EveryWare, Inc. Executive Term Sheet, dated as of March 29, 2012, between EveryWare, Inc. and John Sheppard.

10.15	Employment Agreement, dated as of December 13, 2012, between EveryWare Global, Inc. and Bernard Peters.

10.16	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Umberto Filice.

10.17	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Kerri Cárdenas Love.

10.18	Employment Agreement, dated as of February 1, 2013, between EveryWare Global, inc. and Michael Nelson.

10.19	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Daniel Taylor.

10.20	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Jacqueline Gagnon-Volles.

10.21	Employment Agreement, dated as of August 13, 2012, between EveryWare Global, Inc. and Colin Walker.

10.22	Letter Agreement, dated as of June 13, 2011, between Oneida Ltd. and Steven Lefkowitz.

10.23	Employment Agreement, dated as of August 21, 2012, between EveryWare Global, Inc. and Andrew Church.

10.24	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and John Sheppard.

10.25	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and Andrew Church.

10.26	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and William Krueger.

10.27	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and Colin Walker.

10.28	Anchor Hocking 2012 Management Incentive Plan.

10.29	Oneida 2012 Management Incentive Plan.

10.30	EveryWare Global, Inc. 2013 Omnibus Incentive Plan.

10.31	Master License Agreement, dated as of August 31, 2009, by and between Oneida, Ltd. and Robinson Home Products Inc.

10.32	Supplier Agreement, dated as of April 18, 2013, between Anchor Hocking LLC, Wal-Mart Stores, Inc., Wal-Mart Stores East, LP, Wal-Mart Stores East, Inc., Wal-Mart Stores Texas, LP, Sam’s West, Inc., Sam’s East, Inc. and affiliates.

10.33	Form of Indemnification Agreement for Messrs. DePerio, McCray and Baldwin.

10.34	Form of Indemnification Agreement for Messrs. Kasoff, Krueger, Sheppard and Wainshal.

10.35	Form of Indemnification Agreement for Messrs. Collin and Presser.

10.36	Common Stock Purchase Agreement, dated May 20, 2013, between ROI Acquisition Corp. and Clinton Magnolia Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 21, 2013).

10.37	Common Stock Purchase Agreement, dated May 20, 2013, between ROI Acquisition Corp. and Clinton Spotlight Master Fund, L.P. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on May 21, 2013).

Exhibit No.	Description

10.38	Lockup Agreement, dated May 20, 2013, among ROI Acquisition Corp., Clinton Spotlight Master Fund, L.P. and Clinton Magnolia Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on May 21, 2013).

10.39	Amendment No. 1 to the EveryWare Global, Inc. 2012 Stock Option Plan.

10.40	Confidential Separation Agreement and General Release, dated as of May 23, 2013, between EveryWare Global, Inc. and Andrew Church.

16.1	Letter from Crowe Horwath LLP, dated May 22, 2013.

16.2	Letter from Rothstein Kass, dated May 21, 2013.

21.1	Subsidiaries of the registrant.

99.1	Unaudited condensed consolidated financial statements of EveryWare Global, Inc. as of March 31, 2013 and for the three months ended March 31, 2013 and 2012.

99.2	Unaudited pro forma condensed combined financial information of EveryWare Global, Inc. as of March 31, 2013, for the three months ended March 31, 2013 and for the year ended December 31, 2012.

99.3	Press Release, dated May 21, 2013.